UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

LUMOS NETWORKS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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JAMES A. HYDE MICHAEL B. MONEYMAKER	One Lumos Plaza P. O. Box 1068 Waynesboro, VA 22980 Telephone: 540 946-2000 Telecopier: 540 946-2020

March 27, 2012

Dear Stockholder:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders of Lumos Networks Corp., which will be held at 9:00 a.m. (local time) on Thursday, May 17, 2012, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York.

The principal business of the 2012 Annual Meeting of Stockholders will be (i) the election of eight directors to serve until the 2013 Annual Meeting of Stockholders, (ii) the approval of a non-binding advisory resolution approving the compensation of our named executive officers, (iii) the non-binding advisory vote as to the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers and (iv) the ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2012.

In accordance with the rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to certain stockholders over the Internet. You may read, print and download our annual report on Form 10-K and proxy statement at http://www.envisionreports.com/LMOS. On or before April 3, 2012, we will mail our non-registered stockholders a notice containing instructions on how to access our 2012 proxy statement and annual report on Form 10-K and vote online or by telephone. The notice also provides instructions on how those stockholders can request a paper copy of these documents if they desire. All other stockholders will continue to receive our annual report on Form 10-K and proxy statement by mail.

If you do not attend the 2012 Annual Meeting of Stockholders, we request that you vote by telephone or Internet, or if you received a paper copy of the proxy card by mail, by signing your proxy card and mailing it in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. The prompt vote by telephone or Internet or return of your proxy card will be appreciated. If you decide to attend the 2012 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2012 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

James A. Hyde	Michael B. Moneymaker
Chief Executive Officer	President

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

(540) 946-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Lumos Networks Corp. (“Lumos Networks” or the “Company”) will be held at 9:00 a.m. (local time) on Thursday, May 17, 2012, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York. The meeting is called for the following purposes:

1.	To elect eight directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;

3.	To approve the non-binding advisory vote as to the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers;

4.	To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 23, 2012 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Mary McDermott
Corporate Secretary

Waynesboro, Virginia

March 27, 2012

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE VOTE YOUR SHARES ACCORDING TO THE INSTRUCTIONS CONTAINED IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU DECIDE TO ATTEND THE 2012 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 17, 2012

This proxy statement is furnished by and on behalf of the Board of Directors of Lumos Networks Corp., or Lumos Networks, in connection with the solicitation of proxies for use at our 2012 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Thursday, May 17, 2012, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the proxy card are being made available to our stockholders of record on March 23, 2012, the record date. Our Board of Directors is making these materials available to you on the Internet, or for registered stockholders or upon your request, is delivering printed versions of these materials to you by mail. On or before April 3, 2012, we will mail a notice to our non-registered stockholders containing instructions on how to access the proxy statement and annual report on Form 10-K and vote, and on or about April 3, 2012, we will mail the proxy statement and annual report on Form 10-K to all of our other stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 17, 2012

The Proxy Statement and Annual Report on Form 10-K are Available

at

http://www.envisionreports.com/LMOS.

THE BOARD OF DIRECTORS URGES YOU TO PROMPTLY VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2012 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by following the instructions provided in the proxy card or voting instruction;

•	By Internet — Stockholders located in the United States can vote by Internet by following the instructions provided in the proxy card or voting instruction; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities will be available 24 hours a day and close at 12:00 a.m. (Eastern time) on May 16, 2012.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2012 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted FOR a ONE-YEAR frequency for the non-binding advisory vote as to the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers and FOR all of the other proposals set forth in this proxy statement. The submission of a proxy will not affect a stockholder’s right to attend and to vote in person at the 2012 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2012 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

Only holders of record of Common Stock as of the close of business on the record date will be entitled to vote at the 2012 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2012 Annual Meeting of Stockholders. As of the close of business on the record date, there were 21,276,616 shares of Common Stock outstanding.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. Please follow the instructions provided on your proxy card or voting instructions. If your shares are not registered in your own name and you plan to vote your shares in person at the 2012 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2012 Annual Meeting of Stockholders in order to vote.

With respect to shares held in the Lumos Networks Savings and Security Plan, your proxy card, when signed and returned, or your telephone or Internet vote, will also constitute voting instructions to New York Life (the “Trustee”) for these shares. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 a.m. (Eastern time) on May 15, 2012.

Only stockholders who own Common Stock as of the close of business on March 23, 2012 will be entitled to attend the 2012 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the 2012 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend the 2012 Annual Meeting of Stockholders.

Quorum Required

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2012 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or “broker non-votes,” will not be included in determining whether a quorum is present.

Vote Required

Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. These rules also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the election of the nominees for director, (ii) the non-binding advisory resolution to approve the compensation for our named executive officers or (iii) the non-binding advisory vote as to the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers, in the absence of your specific instructions as to how to vote with respect to such proposals, because under the rules these proposals are not considered “routine” matters. The ratification of the appointment of KPMG LLP is considered a routine matter.

Under our bylaws, at the 2012 Annual Meeting of Stockholders a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the required vote. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons identified as proxies and attorneys-in-fact, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

If a nominee does not receive the required vote, he or she shall offer to resign. The Board of Directors will consider whether to accept the resignation in accordance with the procedures set forth in our Corporate Governance Guidelines.

Pursuant to the terms of the Shareholders Agreement, dated as of October 31, 2011, among us, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A, LP, Quadrangle NTELOS Holdings II LP (together with Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP, the “Quadrangle Entities”) and the management stockholders named therein, or the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. In accordance with the Shareholders Agreement, the Quadrangle Entities and the other management stockholders party thereto each are required to vote for such nominees and take all other necessary action to ensure that these nominees are elected to the Board of Directors. Accordingly, it is expected that these stockholders will vote for approval of the nominees for director identified below. The parties to the Shareholders Agreement, including the Quadrangle Entities, own an aggregate of approximately 27% of the shares entitled to vote.

With respect to the other matters to be voted upon at the 2012 Annual Meeting of Stockholders, approving the non-binding advisory resolution approving the compensation of our named executive officers, the non-binding advisory vote as to the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers and ratifying the appointment of KPMG LLP, each requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2012 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on these proposals.

With respect to any other matters that may come before the 2012 Annual Meeting of Stockholders, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Separation from NTELOS Holdings Corp.

On October 31, 2011 (the “Distribution Date”), Lumos Networks Corp. became an independent, publicly traded company (the “Separation”) as a result of NTELOS Holdings Corp.’s (“NTELOS”) distribution of its shares of Lumos Networks to NTELOS stockholders. On the Distribution Date, NTELOS stockholders of record as of the close of business on October 24, 2011 (the “Record Date”) were entitled to receive one share of our Common Stock for every one share of NTELOS common stock held as of the Record Date (after giving effect to a one-for-two reverse stock split that NTELOS implemented immediately prior to the distribution). Lumos Networks was comprised of NTELOS’s former wireline communications business. Our Common Stock began trading “regular way” under the ticker symbol “LMOS” on The NASDAQ Stock Market LLC on November 1, 2011.

The Board of Directors

Our bylaws provide that the Board of Directors shall, subject to compliance with the Shareholders Agreement, consist of such number of directors as determined from time to time by resolution of the board. The current size of the Board of Directors is fixed at eight, and we currently have eight directors.

Following the Separation, the Board of Directors held three meetings in 2011. During 2011, each member of the Board of Directors currently standing for election attended all of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Steven G. Felsher, Robert E. Guth, Michael Huber, James A Hyde, Michael B. Moneymaker, Michael K. Robinson and Jerry E. Vaughn and Ms. Julia B. North are standing for election as directors to the Board of Directors at the 2012 Annual Meeting of Stockholders, each to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that the following nominees are “independent” under applicable NASDAQ Listing Standards as discussed below under “Corporate Governance Matters – Director Independence”: Messrs. Felsher, Guth, Huber, Robinson and Vaughn and Ms. North.

Pursuant to the terms of the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. The Quadrangle Entities have nominated Messrs. Felsher, Guth and Huber for election at the 2012 Annual Meeting of Stockholders. Mr. Hyde is our Chief Executive Officer and has been nominated by the Board of Directors in accordance with the Shareholders Agreement.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2011 Annual Meeting of Stockholders:

Steven G. Felsher, age 63, has been a director since the Separation. Mr. Felsher has served as a Senior Advisor for Quadrangle Group LLC, a private investment firm, since January 2011. Mr. Felsher previously served as Vice Chairman and Chief Financial Officer for Grey Global Group Inc., a global marketing services company, until 2007 and has since been involved in board, consulting and advisory assignments. Mr. Felsher also serves on the board of directors of NTELOS and West Corporation. Within the last five years, Mr. Felsher previously served on the board of directors of Kit Digital Inc.

Mr. Felsher’s years at Grey Global Group Inc. have given him significant experience with the operation of a public company. His experience as a Chief Financial Officer has also allowed him to gain significant knowledge of the financial and corporate governance aspects of operating a business. In addition, Mr. Felsher’s telecommunications company experience as a member of the board of directors of NTELOS and his experience with a marketing company provide a unique and valuable perspective to our Board of Directors in evaluating the customer service and marketing aspects of our business.

Robert E. Guth, age 48, has been a director and Chairman of our Board of Directors since the Separation. Mr. Guth has served as President and Chief Executive Officer of Reader’s Digest Association, Inc. since September of 2011, where he also serves on the board of directors. Mr. Guth served as a director of NTELOS from December 17, 2009 to October 31, 2011. Mr. Guth also currently serves on the board of directors of Integra Telecom, Inc., and Otelco, Inc. Previously, he served as President of the Business Markets Group at Level 3 Communications, LLC, a provider of integrated communications services, from 2006 to 2007. Prior to that he served as Chairman, President and Chief Executive Officer at TelCove Inc., a telecommunications company, from 2002 to 2006 when TelCove was acquired by Level 3 Communications. He was Vice President of Business Operations at TelCove from 2000 to 2002 and Regional Vice President and General Manager at TelCove from 1996 to 2000. Prior to joining TelCove, he worked in sales and sales management roles at AT&T Inc. from 1985 to 1996.

Mr. Guth’s senior leadership positions with a number of telecommunications companies have given him a diverse understanding of our industry, including operational and sales expertise that is particularly relevant to our business. These previous positions and his current service as director of another telecommunications company provide experience that is important to our Board of Directors.

Michael Huber, age 43, has been a director since the Separation. Mr. Huber has served as a director of NTELOS since April 27, 2005, including serving as Chairman of the board of directors since December 17, 2009. Since January 2004, Mr. Huber has served as a Managing Principal of Quadrangle Group LLC, a private investment firm, and since January 2010, Mr. Huber also has served as President of Quadrangle. Mr. Huber currently serves on the boards of directors of Data & Audio-Visual Enterprises Holdings Inc., GET AS and Cequel Communications Holdings, LLC and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College.

Mr. Huber’s leadership position with a private investment firm that focuses on the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience working with a number of his firm’s portfolio companies, including serving on the board of a number of telecommunications companies, is especially valuable to our Board of Directors in guiding the direction of our business. He also has extensive experience in mergers and acquisitions and capital markets activities. Mr. Huber’s skills and experience have positioned him to bring experience and industry knowledge to our Board of Directors.

James A. Hyde, age 47, was appointed to his current positions of Chief Executive Officer and director on February 16, 2011. Mr. Hyde was appointed to his current positions of President, Chief Executive Officer and director of NTELOS on December 17, 2009 after joining NTELOS as President and Chief Operating Officer on March 31, 2009. Previously, he was employed by Deutsche Telekom and VoiceStream Wireless, a telecommunications and information technology service company, from 1997 to 2009 and was appointed as the Managing Director and CEO of T-Mobile UK (a subsidiary of Deutsche Telekom) in January 2006. He also served as a member of the T-Mobile International Executive Management Committee and as an Executive Advisor to the T-Venture Funds. From 2002 until January 2006, Mr. Hyde served as Vice President of U.S. Indirect Sales and Sales Operations for T-Mobile USA. In 2000, Mr. Hyde became Executive Director of U.S. Sales Operations for VoiceStream Wireless and, following Deutsche Telekom’s July 2001 acquisition of VoiceStream (renamed T-Mobile), he held this position until 2002. Mr. Hyde joined VoiceStream Wireless in 1997 as a Director of Regional Indirect Sales and Operations.

With his years of experience at NTELOS and T-Mobile, including being responsible for T-Mobile’s entire United Kingdom operations, Mr. Hyde brings great operating as well as sales and marketing perspective in the telecommunications industry that is critical to our Board of Directors in understanding and evaluating our business. Mr. Hyde’s knowledge of our business and our operations is critical to the Board of Directors in evaluating and directing our future.

Michael B. Moneymaker, age 54, was appointed to his current positions of President and Director on July 29, 2011 and August 24, 2011, respectively. Prior to this, Mr. Moneymaker served as Executive Vice President and Chief Financial Officer, Treasurer and Secretary of NTELOS Holdings Corp. since May 2, 2005. Mr. Moneymaker served in these capacities with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Moneymaker served as NTELOS Inc.’s Senior Vice President and Chief Financial Officer, Treasurer and Secretary from May 2000 to June 2003. Between 2003 and 1995 he served in various other leadership positions for NTELOS Inc. Mr. Moneymaker was an executive officer of NTELOS Inc. when it filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in March 2003. NTELOS Inc. emerged from bankruptcy in September 2003.

Mr. Moneymaker’s prior senior leadership positions with NTELOS and his current position as our President give him significant knowledge that is a valuable resource to our Board of Directors.

Julia B. North, age 64, has been a director since the Separation. Ms. North served as a director of NTELOS from December 20, 2007 until October 31, 2011. Ms. North is presently retired. Ms. North served as the President and Chief Executive Officer of VSI Enterprises, Inc. from 1997 to 1999. Prior to joining VSI Enterprises, Ms. North served as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. She currently serves on the boards of directors, compensation committees and nominating and governance committees of Acuity Brands, Inc. and Community Health Systems, Inc. Ms. North is currently the chairperson of the Nominating and Governance Committee of Community Health Systems, Inc. Within the last five years, Ms. North previously served on the board of directors of Simtrol, Inc.

Ms. North’s senior leadership positions as well as her operational experience in the telecommunications industry, particularly the wireline industry, give her significant knowledge that is a valuable resource to our Board of Directors. Ms. North’s diverse perspective and experience gained from holding senior leadership and board positions at public companies is particularly helpful for her position as chairperson of the Nominating and Governance Committee.

Michael K. Robinson, age 55, has been a director since the Separation. Mr. Robinson joined Broadview Networks, Inc., a network-based business communications provider serving customers nationwide, but with principal operations and assets in the northeast United States, as Chief Executive Officer in March 2005. Mr. Robinson currently serves on the board of directors of Broadview and FairPoint Communications, Inc., a publicly traded telecommunications company. From July 1998 to March 2005, Mr. Robinson served as Executive Vice President and Chief Financial Officer of US LEC Corp., a publicly traded competitive communications provider. Prior to joining US LEC, Mr. Robinson spent 10 years in various management positions with the telecommunications division of Alcatel, including Executive Vice President and Chief Financial Officer of Alcatel Data Networks and the worldwide financial operations of the enterprise and data networking division of Alcatel. Prior to these roles, Mr. Robinson was chief financial officer of Alcatel Network Systems. Before joining Alcatel, Mr. Robinson held various management positions with Windward International and Siecor Corp. (now Corning).

Mr. Robinson’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. His prior chief financial officer experience is valuable to our Board of Directors and the Audit Committee. He also has strong experience in mergers and acquisitions and capital markets activities.

Jerry E. Vaughn, age 67, has been a director since the Separation. Mr. Vaughn served as a director of NTELOS from December 20, 2007 until October 31, 2011. Mr. Vaughn is presently retired. Mr. Vaughn served as the Chief Administrative Officer of Mobile Storage Group, a provider of secure portable storage container solutions, from November 2006 until its merger into Mobile Mini in June 2008. Mr. Vaughn served as Senior Vice President and Chief Financial Officer of Valor Communications Group, Inc., a telecommunication services provider, from 2005 until its merger into Windstream Corporation in July 2006. From 1999 to 2005, Mr. Vaughn served as Chief Financial Officer of US Unwired, Inc., a wireless communications provider. Prior to joining US Unwired, Inc., Mr. Vaughn served in executive positions with GE Capital, Nortel Networks and Mellon Bank.

Mr. Vaughn’s senior leadership positions at a number of companies have given him knowledge of the telecommunications industry, as well as other operational expertise, that is essential to our Board of Directors in understanding and evaluating our business. His experience as Chief Financial Officer Valor Communications Group, Inc. and US Unwired, Inc. has given him financial expertise to serve as one of our audit committee financial experts and chairperson of the Audit Committee. He has also gained experience in risk management through these leadership positions, which is essential to our Board of Directors and the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

We have the following standing committees of the Board of Directors: Compensation Committee, Audit Committee and Nominating and Governance Committee. Each committee has a charter which is available for review at the following website, www.lumosnetworks.com. The charters may be found by clicking “Investor Relations” and then “Governance Documents.”

Compensation Committee

The Compensation Committee presently consists of Ms. North (Chairperson) and Messrs. Felsher and Guth. The Compensation Committee met one time during the year ended December 31, 2011. The Compensation Committee is responsible for:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of all of the executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	selecting compensation consultants and determining the frequency of use of compensation consultants; and

•	administering our stock plans and other incentive compensation plans.

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards.

Audit Committee

The Audit Committee presently consists of Messrs. Vaughn (Chairperson), Guth and Robinson. The Audit Committee met one time during the year ended December 31, 2011. The Audit Committee is responsible for overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risks;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rules 5605(a)(2) and 5605(a)(2)(A) of the NASDAQ Listing Standards and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the

Audit Committee are financially literate as prescribed by the NASDAQ Listing Standards and that Messrs. Robinson and Vaughn are each an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2011 from us or our subsidiaries other than compensation received as a director of Lumos Networks.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Messrs. Robinson (Chairperson), Felsher and Vaughn. The Nominating and Governance Committee did not meet during the year ended December 31, 2011. The Nominating and Governance Committee is responsible for:

•	identifying individuals qualified to become directors;

•	nominating qualified individuals for election to the Board of Directors at the annual meeting of stockholders;

•	recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

•	at the request of the Board of Directors, overseeing corporate governance matters.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Shareholders Agreement currently entitles the Quadrangle Entities to designate three members of the Board of Directors, at least one of which must be “independent” under applicable NASDAQ and SEC rules. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us.

The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.lumosnetworks.com by selecting the following links: “Investor Relations” and then “Governance Documents.”

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2013 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 90 days nor more than 120 days before the first anniversary of the 2012 Annual Meeting of Stockholders. For nominations, such stockholder’s notice shall set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, if any, (ii) (A) the class or series and number of shares which are, directly or indirectly owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or with a value derived in whole or in part from the value of any class or series of shares of Lumos Networks, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Lumos Networks or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Lumos Networks, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and such beneficial owner has a right to vote any shares of any security of Lumos Networks, (D) any short interest in any security of Lumos Networks (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of Lumos Networks owned beneficially by such stockholder and such beneficial owner that are separated or separable from the underlying shares of Lumos Networks, (F) any proportionate interest in shares of Lumos Networks or Derivative Instruments held, director or indirectly, by a general or limited partnership in which such stockholder and such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner is entitled to based on any increase or decrease in the value of shares of Lumos Networks or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder and such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a statement whether such stockholder or any other person known to the stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Lumos Networks’ voting shares required under applicable law to carry the proposal and (v) a representation that the stockholder is a holder of record of stock of Lumos Networks entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice before the meeting. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2013 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. The Corporate Governance Guidelines require that in considering the composition of the Board of Directors, diversity of backgrounds and expertise should be emphasized and the Nominating and Governance Committee shall consider the average tenure of the entire Board of Directors.

The Nominating and Governance Committee also periodically considers the individual and aggregate skill sets of the Board of Directors, based on a review of:

•	senior leadership experience (public company CEO/President);

•	business development/M&A expertise;

•	financial expertise;

•	public company board of directors experience;

•	diversity (gender/other);

•	wireline industry operational expertise;

•	other operational expertise (customer service and care, billing systems, IT platform);

•	brand marketing expertise;

•	sales and distribution expertise;

•	government/public policy expertise;

•	executive compensation/human resources expertise; and

•	risk management expertise.

Pursuant to our bylaws, to be eligible for election or re-election, a person must enter into an agreement providing that such person (i) is not and will not become party to any voting commitment that has not been disclosed to us or could limit or interfere with such person’s fiduciary duties if elected, (ii) is not and will not become party to any compensation, reimbursement or indemnification agreement with any person other than us and (iii) will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee shall consider that individual’s past contribution and future commitment to Lumos Networks. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy NASDAQ Listing Standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the

Audit Committee that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure and Role in Risk Oversight

Mr. Hyde serves as our Chief Executive Officer, and Mr. Guth serves as our non-executive Chairman of the Board. Our policy is to have a Chairman of the Board who is an independent director. We believe having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for Lumos Networks and our stockholders. We believe it is appropriate for Mr. Hyde to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairman of the Board, Mr. Guth. The Board of Directors may in the future revisit this policy from time to time. The Chairman of the Board has the following duties:

•	preside at all meetings of the Board of Directors, including executive sessions of the independent directors;

•	serve as liaison between the Chief Executive Officer and the independent directors;

•	provide advice and counsel to the Chief Executive Officer on meeting schedules and possible meeting agenda topics;

•	have the authority to call meetings of the independent directors;

•

provide input to the Compensation Committee regarding the Chief Executive Officer’s performance and meet, together with the Chairperson of the Compensation Committee, with the Chief Executive Officer to discuss the evaluation of the Chief Executive Officer; and

•

provide input to the Nominating and Governance Committee regarding the appointment of the Chairpersons and members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors also has three standing committees, Audit, Compensation and Nominating and Governance. Each committee has a separate chairperson and each of the committees is comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least two times a year, and the Chairman of the Board will preside at these sessions.

Our Audit Committee charter provides that the Audit Committee is responsible for evaluating and monitoring our financial risks and our compliance with laws and regulations. On a regular basis, our Audit Committee reviews and discusses with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

Although the Audit Committee has primary responsibility for overseeing these matters, the full Board of Directors and our other committees are actively involved in overseeing risk management. Our Corporate Governance Guidelines provide that the Board of Directors and each committee are responsible for overseeing our program for identifying, evaluating and controlling significant risks. Management updates the entire Board of Directors on a quarterly basis on key business risks affecting our business. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility and regularly reports to the Board of Directors.

The Compensation Committee considers succession planning, human resources risks and risks that may be a result of our executive compensation programs, as described in the Compensation Discussion and Analysis section later in this proxy statement. The Compensation Committee has a Compensation Recoupment Policy that authorizes the Board of Directors to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction. The Compensation Committee also has approved Stock Ownership Guidelines, which are described later in this proxy statement.

In February 2012, the Compensation Committee also considered our incentive compensation plans for executive officers and other employees and does not believe they pose any material risks to us. With respect to our annual short-term incentive compensation plan, the Compensation Committee has approved the use of revenue and Adjusted EBITDA as the performance metrics. The Compensation Committee believes these metrics do not pose material risk to the Company or its stockholders and, in fact, align the interests of our officers and employees with our stockholders because these are the performance metrics most monitored by the investment community. Additionally, for the 2012 annual short-term incentive compensation plan, the Compensation Committee added a specific individual performance objective which can be used by the Compensation Committee to adjust the payout after taking into account the quality of the individual’s performance during the year. The Compensation Committee also believes the completion of major capital projects provided for in the business plan and capital efficiency are important to stockholders and the long-term growth of the Company. Accordingly, the Compensation Committee expects to condition any payout under the annual short-term incentive compensation plan on satisfaction of these items. In addition to considering the 2012 short-term incentive compensation plan for our eligible employees, the Compensation Committee also receives an annual presentation on the design of our sales incentive programs for its sales employees. Following this presentation, the Compensation Committee determined that these programs, like our 2012 short-term incentive plan, do not encourage behavior that would not be in our long-term interest. The Compensation Committee also asked management to inform it in the future about any proposed material changes to the sales incentive programs. With respect to our long-term incentive plans, the Compensation Committee has approved vesting requirements to incentivize long-term performance and approved using a blend of restricted stock awards and stock options.

The Nominating and Governance Committee, along with the full Board of Directors, considers potential governance-related risk matters. The current leadership structure of the Board of Directors supports the risk oversight functions described above with independent leadership provided by our Chairman of the Board and with six of our eight directors being independent.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: Lumos Networks Corp., Attention: Corporate Secretary, One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more directors and/or (iii) other individuals or entities.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 5605(a)(2) of the NASDAQ Listing Standards and on an overall review of transactions and relationships, if any, between the director and Lumos Networks. Presently, our Board of Directors is comprised of a majority of independent directors and all committees of the Board of Directors are comprised only of independent directors.

In January 2012, the Nominating and Governance Committee and the Board of Directors undertook their annual review of director independence. There were no transactions or relationships between any director or any member of his or her immediate family and Lumos Networks that would be inconsistent with a determination that the director is independent for the Committee and the Board of Directors to consider.

Our directors Steven Felsher and Michael Huber are also directors of NTELOS and our director and transition Chief Executive Officer Jim Hyde is also a director and Chief Executive Officer of NTELOS. Prior to the Separation when we were a subsidiary of NTELOS, the two companies entered into transition agreements and ordinary course of business commercial arrangements which became effective upon the Separation.

The Nominating and Governance Committee and the Board of Directors have determined that Messrs. Felsher, Guth, Huber, Robinson and Vaughn and Ms. North are independent under the NASDAQ Listing Standards.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings of stockholders.

Codes of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of this code may be found at the following website, www.lumosnetworks.com. You will find the code by selecting the following links: “Investor Relations” and then “Governance Documents.”

Director Compensation

At the time of our separation from NTELOS, all of our directors, with the exception of Messrs. Moneymaker and Robinson, served on the board of directors of NTELOS. We refer to these directors as the “Spin-Off Directors.” The Spin-Off Directors, other than Messrs. Felsher and Huber (who are designated by the Quadrangle Entities pursuant to our Shareholders Agreement) and Mr. Hyde (who is an employee of NTELOS), received compensation in connection with their NTELOS board service. On November 1, 2011, the Spin-Off Directors were elected as members of our board of directors and, other than Messrs. Felsher, Huber and Hyde, resigned effective October 31, 2011 (the effective date of the Separation) from the board of directors of NTELOS. None of the Spin-Off Directors received any compensation for their service on our board of directors prior to the Separation. Additionally, Michael Robinson was appointed to our board of directors on November 1, 2011.

The following table presents the compensation earned by our directors only for services as a member of our board of directors for the period from November 1, 2011 through December 31, 2011. Directors who are also our employees or who are designated by the Quadrangle Entities pursuant to our Shareholders Agreement do not receive any compensation from us for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steve Felsher	-	-	-	-	-	-	-
Robert Guth	18,602	-	-	-	-	-	18,602
Michael Huber	-	-	-	-	-	-	-
James A. Hyde(3)	-	-	-	-	-	-	-
Michael B. Moneymaker(3)	-	-	-	-	-	-	-
Julia B. North	12,802	-	-	-	-	-	12,802
Michael K. Robinson	12,802	11,966	6,929	-	-	-	31,697
Jerry Vaughn	14,468	-	-	-	-	-	14,468

(1)	The closing stock price on the date of grant (November 1, 2011) for Mr. Robinson was $15.52 per share. The aggregate number of restricted stock awards outstanding as of December 31, 2011, which includes awards originally granted by NTELOS in 2011 prior to the Separation, which were converted to Lumos Networks awards in connection with the Separation based on a formula set forth in the employee matters agreement which was designed to preserve the intrinsic value and fair value of the awards immediately prior to the Separation, is the following for each of the following non-employee directors: 3,175 for Mr. Guth; 3,175 for Ms. North; 771 for Mr. Robinson; and 3,175 for Mr. Vaughn.

(2)	For a discussion of the assumptions used in determining the aggregate grant date fair value associated with option awards, see note 9 of the Notes to Consolidated Financial Statements in part II, item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011. The aggregate number of option awards outstanding at December 31, 2011, inclusive of awards originally granted by NTELOS in 2011 prior to the Separation, which were converted to Lumos Networks awards in connection with the Separation (as described above), is the following for each of the following non-employee directors: 14,051 for Mr. Guth; 35,845 for Ms. North; 1,746 for Mr. Robinson; and 35,845 for Mr. Vaughn.

(3)

Messrs. Hyde and Moneymaker are employees of Lumos Networks; as such, they are not compensated for their roles as directors of Lumos Networks. The compensation paid to Messrs. Hyde and Moneymaker during

2011 for their roles as employees of the Company during 2011 is included in the Summary Compensation table.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same comparison group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers.

During 2011, our non-employee directors (excluding directors who are affiliated with, and designated by, the Quadrangle Entities pursuant to our Shareholders Agreement and directors who are our employees) were eligible to receive the following cash compensation:

•	an annual retainer of $25,008, payable monthly;

•	a fee of $2,000 for each board meeting, meeting of independent directors and stockholder meeting attended in person or $1,000 if attended telephonically in lieu of attending in person; and

•	a fee of $1,500 for each committee meeting attended in person or $800 if attended telephonically in lieu of attending in person.

During 2011, the chairs of the board committees received additional annual retainers, payable monthly:

•	the chairperson of our Board of Directors received an annual retainer at the rate of $35,004;

•	the chairperson of our Audit Committee received an annual retainer at the rate of $15,000;

•	the chairperson of our Compensation Committee received an annual retainer at the rate of $5,000; and

•	the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004.

For fiscal year 2011, we had four non-employee independent directors (excluding directors who are affiliated with, and designated by, the Quadrangle Entities pursuant to our Shareholders Agreement): Robert Guth, Julia North, Michael Robinson and Jerry Vaughn. The remaining four directors who served in 2011 were our Chief Executive Officer, President and two representatives of the Quadrangle Entities. These remaining four directors were not compensated by us for their roles as directors. In addition to their director status during 2011, Mr. Guth was chairperson of the Board of Directors, Mr. Vaughn was chairperson of the Audit Committee, Ms. North was chairperson of the Compensation Committee and Mr. Robinson was chairperson of the Nominating and Governance Committee, and they were compensated accordingly as disclosed in the table above.

We also reimburse each of our directors for reasonable travel and other expenses incurred in connection with attending all board and board committee meetings. The Board of Directors believes that its members should be encouraged to own shares of our Common Stock, although we do not have a written policy requiring a minimum level of share ownership.

To assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each such non-employee director (excluding non-employee directors who are designated by the Quadrangle Entities pursuant to our Shareholders Agreement) receives an initial equity award grant and thereafter, commencing on January 1 of the subsequent year, an annual equity award grant. Effective November 1, 2011, these equity award grants include a mix of stock options and restricted stock in order generally to synchronize the types of equity awards received by directors with those received by our employees. The number of options to purchase shares of our Common Stock is equal to the quotient of $18,600 and the Black-Scholes option-pricing model valuation of our Common Stock for the trading days in the second calendar month prior to a grant date, or such lesser number for a particular grant date as the Board of Directors may determine in its sole discretion, and which number of options granted shall not exceed 8,600. Additionally, such non-employee directors receive an annual grant of shares of our Common Stock subject to a restriction period (“restricted stock”) with an aggregate value equal to $43,400 (with such value to be calculated based on the average closing price of our Common Stock for the trading days in the second calendar month prior to a grant date and with the resulting number of shares being rounded up to the next whole number), or such lesser award for a particular grant date as the Board of Directors shall determine in its sole discretion. The annual stock option and restricted stock grants are automatic and non-discretionary on each of the grant dates and vest on the first anniversary of their respective grant dates.

Pursuant to our 2011 Equity and Cash Incentive Plan, we granted Messrs. Guth, Robinson and Vaughn and Ms. North options to purchase 3,791 shares each of Common Stock on January 3, 2012 at an exercise price per share of $16.89, the last closing price of the Common Stock on the NASDAQ Global Select Market as of the date of grant. These options vest and become exercisable on the first annual anniversary of the date of grant. Additionally, we granted each of the aforementioned non-employee directors 2,891 shares of our Common Stock subject to a restriction period. These restricted shares vest on the first anniversary of the grant date.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

We do not pay additional compensation to directors who are affiliated with, and designated by, the Quadrangle Entities pursuant to our Shareholders Agreement or who are our employees for their service as directors, but do reimburse such directors for expenses incurred in attending meetings of the Board of Directors and its committees.

In connection with ownership guidelines applicable to our executive officers adopted by the Board of Directors in November 2011, the Board of Directors included an ownership and retention requirement applicable to those directors receiving director compensation. The guidelines generally require that each such director own a minimum number of shares of our Common Stock having a value equal to three times the annual cash retainer for directors. Each director receiving director compensation generally has three years from the later of November 2011 and his or her date of appointment to the Board to meet the guidelines. Each director must maintain the minimum value of equity ownership provided in these stock ownership guidelines.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include: Kenneth R. Boward, Harold L. Covert, Jr., James A. Hyde, David J. Keller, Mary McDermott and Michael B. Moneymaker. The following sets forth biographical information for our executive officers who are not directors. Biographical information for James A. Hyde and Michael B. Moneymaker, who are also directors, is provided in the section entitled “Proposal 1—Election of Directors—Nominees Standing for Election” of this proxy statement.

Kenneth R. Boward, age 49, has been Senior Vice President – Finance and Corporate Controller since the Separation. Mr. Boward previously served as Vice President – Accounting and Corporate Controller of NTELOS since 2003. Mr. Boward was hired as NTELOS’s Controller in 1997. Prior to joining NTELOS, Mr. Boward served as Assistant Treasurer and later Manager of Business Planning at Genicom Corporation. He also spent four years as a Senior Auditor with PriceWaterhouse and was an Internal Audit Manager with Burlington Industries.

Harold L. Covert, age 65, has been Executive Vice President, Chief Financial Officer and Treasurer since the Separation. Mr. Covert previously was an independent business consultant and private investor since October 2010. From October 2007 until January 2010, Mr. Covert was Chief Financial Officer of Silicon Image, Inc., a semiconductor company, and from September 2009 through September 2010, was its President. From October 2005 to August 2007, Mr. Covert was Executive Vice President and Chief Financial Officer of Openwave Systems Inc., a software applications and infrastructure company. Prior to Openwave, Mr. Covert was Chief Financial Officer at Fortinet Inc. from 2003 to 2005, and Chief Financial Officer at Extreme Networks, Inc. from 2001 to 2003. From 2000 to 2001, Mr. Covert served as Chief Financial Officer of Silicon Graphics, Inc., a computer systems company. Prior to Silicon Graphics, he held a variety of financial and accounting positions over the course of over 20 years in the high-technology industry, including Executive Vice President and Chief Financial Officer of Adobe Systems, Inc. Mr. Covert is a director and Chairman of the Audit Committee at each of JDS Uniphase Corporation, an optical communications, test and measurement company, Harmonic, Inc., a broadband optical networking and digital video systems company, and Solta Medical Inc., an aesthetic medical company.

David J. Keller, age 46, has been Senior Vice President – Sales, Marketing and Customer Care since the Separation. Mr. Keller previously served as Senior Vice President – Wireline Sales and Customer Care of NTELOS from July 1, 2009 to October 31, 2011. Mr. Keller was hired as Vice President of Sales at NTELOS from May 2000 to October 2003 and was responsible for development of the Sales organization and oversaw billing integration of several Internet company acquisitions. Mr. Keller was given business unit responsibility for the Customer Care organization in 2003 and the Marketing organization in 2005. Previously he was employed with American Electric Power from 1997 to 2000 where he served as a Director and Vice President of AEP Communications, a wholesale carrier business encompassing over 2,500 fiber route miles. From 1987 to 1997 Mr. Keller worked for Sprint in a variety of Operations, Engineering, Sales, and Product Management positions ultimately rising to the Director level.

Mary McDermott, age 57, has been our Senior Vice President—Legal and Regulatory Affairs and Secretary since the Separation. Ms. McDermott previously served as Senior Vice President—Legal and Regulatory Affairs of NTELOS since May 2, 2005 and NTELOS Inc. since August 2001. From March 2000 to August 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. On April 2, 2001, Pathnet Telecommunications, Inc. filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. From April 1998 to March 2000, she served as Senior Vice President Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998, she served as Vice President—Legal and Regulatory Affairs for the United States Telecom Association. She began her telecommunications career with the NYNEX legal department. Ms. McDermott was an executive officer of NTELOS Inc. when it filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in March 2003. NTELOS Inc. emerged from bankruptcy in September 2003.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and NASDAQ. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2011.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 16, 2012, regarding the beneficial ownership of our Common Stock by (i) our directors, (ii) our NEOs, (iii) stockholders owning more than 5% of our Common Stock and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 21,276,616 shares of Common Stock outstanding as of March 16, 2012. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 16, 2012 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Lumos Networks Corp., One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:

The Quadrangle Entities(1)	5,680,837	26.7%
Prudential Financial, Inc.(2)	1,817,521	8.5%
Blackrock, Inc.(3)	1,747,067	8.2%
TimesSquare Capital Management, LLC(4)	1,124,225	5.3%
The Vanguard Group, Inc.(5)	1,094,295	5.1%
Steven G. Felsher(6)	5,680,837	26.7%
Robert E. Guth(7)	21,487	*
Michael Huber(6)	5,680,837	26.7%
James A. Hyde(8)	303,904	1.4%
Michael B. Moneymaker(9)	354,477	1.7%
Julia B. North(10)	43,781	*
Michael K. Robinson(11)	3,662	*
Jerry E. Vaughn(12)	43,781	*
Harold L. Covert(13)	35,702	*
David J. Keller(14)	73,941	*
Mary McDermott(15)	115,521	*
All directors and executive officers as a group (11 persons)	6,159,868	29.0%

*	Less than 1%

(1)

Includes 2,011,848 shares of Common Stock owned by Quadrangle Capital Partners LP; 109,928 shares of Common Stock owned by Quadrangle Select Partners LP; 767,163 shares of Common Stock owned by Quadrangle Capital Partners-A LP; and 2,791,898 shares of Common Stock owned by Quadrangle NTELOS Holdings II LP. Quadrangle NTELOS Holdings II LP has pledged its interest in 2,764,111 shares of Common Stock to secure repayment of a loan made to it by the Bank of Montreal. The address for the Quadrangle Entities is 375 Park Avenue, New York, NY 10152.

(2)

Represents beneficial ownership as of December 31, 2011 according to the Schedule 13G filed by Prudential Financial, Inc on February 13, 2012, inclusive of 1,774,503 shares held by Jennison Associates LLC. Prudential Financial, Inc. has sole voting power over 160,654 of these shares; shared voting power over 31,671 of these shares; sole dispositive power over 160,654 of these shares; and shared dispositive power over 1,656,867 of these shares. The address for Prudential Financial Inc is 751 Broad Street, Newark, NJ 07102-3777.

(3)

Represents beneficial ownership as of December 31, 2011 according to the Schedule 13G filed by Blackrock, Inc. on January 20, 2012. Blackrock, Inc. has sole voting power and sole dispositive power over all of these shares. The address for Blackrock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)

Represents beneficial ownership as of December 31, 2011 according to the Schedule 13G filed by TimesSquare Capital Management, LLC on February 8, 2012. TimesSquare Capital Management, LLC has sole voting power over 1,027,775 of these shares and sole dispositive power over all of these shares. The address for TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(5)

Represents beneficial ownership as of December 31, 2011 according to the Schedule 13G filed by The Vanguard Group, Inc. on February 6, 2012. The Vanguard Group, Inc. has sole voting power over 22,657 of these shares; sole dispositive power over 1,071,638 of these shares; and shared dispositive power over 22,657 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Represents 5,697,783 shares beneficially owned by the Quadrangle Entities. Mr. Huber is a Managing Principal and President of Quadrangle Group LLC, and Mr. Felsher is a Senior Advisor of Quadrangle Group LLC. Each disclaims beneficial ownership of securities beneficially owned by the Quadrangle Entities.

(7)	Includes 2,891 shares of restricted stock and options to purchase 14,051 shares of Common Stock.
(8)	Includes 90,423 shares of restricted stock and options to purchase 196,605 shares of Common Stock.
(9)	Includes 100,189 shares of restricted stock, options to purchase 143,517 shares of Common Stock and 707 shares of Common Stock issued as our 401(k) matching contribution.
(10)	Includes 2,891 shares of restricted stock and options to purchase 35,845 shares of Common Stock.
(11)	Represents 3,662 shares of restricted stock.
(12)	Includes 2,891 shares of restricted stock and options to purchase 35,845 shares of Common Stock.
(13)	Represents 35,702 shares of restricted stock.
(14)	Includes 28,334 shares of restricted stock, options to purchase 38,376 shares of Common Stock and 140 shares of Common Stock issued as our 401(k) matching contribution.
(15)	Includes 28,360 shares of restricted stock, options to purchase 52,986 shares of Common Stock and 629 shares of Common Stock issued as our 401(k) matching contribution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

On October 31, 2011, Lumos Networks Corp. became an independent, publicly traded company through a spin-off from NTELOS Holdings Corp., which transaction we refer to as the “Separation.” Prior to the Separation, we were a subsidiary of NTELOS and each of our named executive officers (“NEO”) was employed by NTELOS or its subsidiaries. As a result, the compensation awarded to and earned by our NEOs in 2011 was largely determined before the Separation through programs adopted by the compensation committee of NTELOS’s board of directors, which we refer to as the “NTELOS Committee.” Following the Separation, our board of directors formed its own compensation committee, which we refer to as the “Committee.” (A member of our Compensation Committee was one of the three members of the NTELOS Committee and six of our eight directors were members of the NTELOS board of directors.) Following the Separation, our Committee determines our executive compensation.

Our Compensation Philosophy Following the Separation

In the short period of time since the Separation, the Committee has not implemented significant changes to the compensation programs that were utilized by NTELOS prior to the Separation. The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. The Committee is responsible for the following:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of our executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	selecting compensation consultants and determining the frequency of use of compensation consultants; and

•	administering our stock plans and other incentive compensation plans.

Executive Summary for 2011

As described in this Compensation Discussion and Analysis, the Committee believes the overall compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by benchmark companies and adequately reflected our performance in 2011. The Committee also believes the 2011 compensation design was effective in driving this performance by generating meaningful rewards for achieving business objectives. Following is a brief overview of our 2011 performance.

During 2011, we focused our efforts on continuing to create growth, operational efficiencies and cash generation, maintaining management’s focus and discipline on the integration of FiberNet, which included system integrations and product alignment, and completing the Separation on a timely basis.

For 2011, we achieved revenue of $207 million and Adjusted EBITDA (as defined below) of $97 million, representing a margin of 47%. While recent FCC access reform and carrier network grooming have begun negatively impacting our rural local exchange carrier (“RLEC”) business, we continue to see growth in revenues from enterprise data and wholesale products within our Competitive business. The level of decline of RLEC access revenues from carrier network grooming and access reform was expected over time and was anticipated by the capital structure we put into place upon the Separation. In addition, we experienced higher than anticipated churn in the Competitive segment in 2011 from the residential and small business customer base in the FiberNet markets of West Virginia and we generated lower than expected new sales during 2011 in the FiberNet markets. However, we have been taking proactive measures to enhance our growth in West Virginia, such as strengthening the network serving West Virginia and focusing our sales efforts on upgrading the former FiberNet large-customer base to metro-Ethernet facilities.

Concurrent with the Separation, management successfully capitalized Lumos Networks through the issuance of a new $370 million senior credit facility, of which $340 million was funded on the date of separation and $325 million was outstanding as of December 31, 2011. The proceeds were used to fund a working capital cash reserve and approximately $315 million was distributed to NTELOS to pay off intercompany debt owed and to fund a mandatory repayment on NTELOS Inc.’s credit facility.

Targeted Overall Compensation

Each of our NEOs has an employment agreement with us that is described below. Pursuant to these employment agreements, each of our NEOs receives a base salary and is also eligible to participate in the annual short-term incentive plan (referred to as the Team Incentive Plan or “TIP”, discussed below) with an annual target up to a specified percentage of base salary. Each of the NEOs has annual corporate and personal goals and objectives and his or her performance is evaluated annually against those goals and objectives to assist in determining his or her total paid compensation. Under our compensation structure, the mix of base salary and target short-term incentive compensation varies depending on the employee’s level within our organization. The Committee also retains the discretion to grant incentive payments outside of the TIP. Our 2011 Equity and Cash Incentive Plan is used in connection with the annual short-term incentive plan as well as to provide long-term incentives through the issuance of stock options, restricted stock or other long-term incentives to the NEOs as a component of total compensation.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties, and will engage an independent compensation consultant periodically to assist management and the Committee in determining the appropriate base salaries, target short-term incentive percentages and long-term incentive compensation of our NEOs for 2012. Subsequent to the Separation, the Committee engaged the Hay Group (the “Consultant”) to prepare a report for the Committee in January 2012 which presented Hay Group’s assessment of executive compensation for our executive officers relative to a new post-Separation peer group and published survey compensation data.

The NTELOS Committee had engaged the Consultant in 2010 for use in determining 2011 compensation. The Consultant was engaged to assess the pay levels of NTELOS’s NEOs and vice presidents by providing benchmarking results for these positions, and to assess the competitiveness of NTELOS’s historical pay-for-performance incentives and to analyze considerations for future pay structures given the possibility, at the time, of the spin-off of NTELOS’s wireline division. The study was completed in November 2010 and included a detailed analysis of the base salary, short-term incentives as a percentage of salary and long-term incentive payouts for NTELOS’s NEOs and vice presidents, including recommended targets for each of these metrics.

The Consultant identified a group of comparable telecommunications companies (the “Peer Group”) to assist it in assessing the compensation arrangements of NTELOS’s executive officers. The companies included in this Peer Group were determined in connection with a study prepared by the Consultant which compared revenue, net income, market capitalization and number of employees of various companies within the telecommunications sector against these same metrics for NTELOS.

NTELOS’s management reviewed the Consultant’s recommended peer group and approved the use of the following 14 companies as a benchmark for determining NTELOS’s executive officer compensation arrangements for 2011:

• Alaska Communications	• PAETEC
• Atlantic Tele-Network	• Primus Telecomm Group
• Cincinnati Bell	• Shenandoah Telecommunications
• Consolidated Communications	• Surewest Communications
• General Communication	• tw telecom
• Knology	• USA Mobility
• Leap Wireless	• Vonage

In addition, the Consultant’s November 2010 compensation study included compensation benchmarks for NTELOS’s executive officers and vice presidents from the Consultant’s national compensation database, which the Consultant refers to as the “Executive Compensation Report.”

The Committee Process

Our Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee will annually review and evaluate the goals and objectives relevant to the compensation of the Chief Executive Officer and annually evaluate the performance of the Chief Executive Officer in light of those goals and objectives. To assist in determining the level of compensation and awards for the Chief Executive Officer, the Committee will review corporate performance over the past 12 months and the Chief Executive Officer’s compensation relative to the most recent compensation study provided by the Consultant and Peer Group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives.

Additionally, the Committee establishes compensation levels and compensation awards for the other NEOs. For these other NEOs, the Chief Executive Officer will review individual and corporate performance data from the most recent compensation study provided by the Consultant and Peer Group data available in public proxy statements, and make recommendations to the Committee. The Chief Executive Officer attends the Committee meetings; however, the Committee also will meet in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation.

The Committee also administers our equity-based compensation plans and deferred compensation plans. The Committee will periodically review our management “talent” levels and management succession planning. The Committee reports regularly to the board of directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with senior management in establishing the agenda for committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to our Chief Executive Officer and the three other highest paid executive officers (other than the Chief Financial Officer) generally would not be deductible for federal income tax purposes to the extent such officer’s overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under the Cash and Equity Incentive Plan), however, would be excluded for purposes of determining whether or not the executive’s compensation exceeded the $1,000,000 cap. The Committee addresses this issue when considering compensation arrangements for the executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers.

Our NEOs

We have only been a separate operating company since October 31, 2011 when NTELOS’s wireline operations were transferred to us and we became a publicly-traded company as a result of the Separation. However, in order to provide a meaningful compensation history for our NEOs we are generally providing compensation history for their service with NTELOS prior to the Separation.

Our NEOs are our Chief Executive Officer, James A. Hyde, our President, Michael B. Moneymaker, our Chief Financial Officer, Harold L. Covert, our Senior Vice President, Legal and Regulatory Affairs, Mary McDermott, our Senior Vice President, David J. Keller and our former Chief Operating Officer, Frank L. Berry. This compensation discussion and analysis discusses historical NTELOS compensation information for each of these NEOs, other than for Mr. Hyde, which information we do not believe is meaningful for Lumos Networks. Mr. Hyde remains the President and Chief Executive Officer of NTELOS after the Separation and serves as our Chief Executive Officer only on an interim basis expected to last no later than June 1, 2012.

Base Salaries

Each NEO’s employment agreement sets forth a base salary which is subject to annual adjustments as determined by the Committee. The Committee intends to review compensation (including new short-term and long-term incentive grants) for each NEO and all other employees in late February or early March each year, which allows for consideration of audited financial results of the previous fiscal year. Annual salary rates, which become effective April 1, take into consideration each NEO’s performance for the year and are designed to result in an adjusted salary that is within an acceptable range of the target established by the Committee, which generally represents the median salary for each NEO’s comparable position within the Peer Group. Our Committee determined not to adjust our NEOs’ base salaries in 2012.

As the basis for determining the April 2011 salary adjustments granted to the NEOs, the NTELOS Committee determined that the proprietary compensation study provided by the Consultant in November 2010 coupled with the compensation disclosures in the recent proxy statements of the Peer Group provided sufficient benchmarking for 2011 compensation updates for the NTELOS executive officers. To determine the appropriate 2011 target base salary for its executive officers, which includes each of our NEOs with the exception of Mr. Covert, NTELOS management computed the average of (i) the 50th percentile of the compensation for comparable positions from the Consultant’s national database, which was included in the November 2010 compensation study provided by the Consultant, and (ii) the median base salary of the comparable position of the Peer Group, both of which were adjusted for inflation. The NTELOS Committee also considered management’s recommendation of salary range placements relative to the 2011 target base salary based upon attributes such as individual performance and experience. The NTELOS Committee approved a competitive base salary range placement 100% for each of our NEOs, with the exception of Mr. Berry who was placed at 90% in light of his level of experience. The NTELOS Committee multiplied the inflation-adjusted average described above by the competitive salary range placement to determine the 2011 target salary for each NEO (referred to below as the “2011 Target Base Salary”).

The following table shows the annual base salary applicable to each of our NEOs during 2011:

Named Executive Officer	January 1, 2011		April 1, 2011		November 1, 2011
James A. Hyde(1)	$	N/A	$	N/A	$400,000
Michael B. Moneymaker		340,000		351,900	412,500
Harold L. Covert(2)		N/A		N/A	285,000
David J. Keller		169,950		175,898	175,898
Mary McDermott		212,301		219,732	219,732

Former Executive:
Frank L. Berry(3)		$230,820		$260,000	$260,000

(1)

This historical NTELOS information is not meaningful for Lumos Networks. Mr. Hyde serves as our Chief Executive Officer only on an interim basis and remains the President and Chief Executive Officer of NTELOS after the Separation. Mr. Hyde is currently serving as Chief Executive Officer of Lumos Networks for up to six months beginning on the date of the Separation. As consideration for Mr. Hyde’s interim service, we paid him a lump sum amount of $400,000 on October 31, 2011. In establishing the amount of this payment, the NTELOS Committee took into consideration a compensation study performed by the Consultant which benchmarked the appropriate level of compensation to be paid by the Company for the period which Mr. Hyde was expected to serve as the Chief Executive Officer of both NTELOS and the Company.

(2)	Mr. Covert was hired on September 19, 2011.

(3)	Mr. Berry’s employment with us terminated effective December 15, 2011.

The NTELOS Committee determined that for each of its executive officers, including our NEOs listed above, the adjusted base salary effective April 1, 2011 was within a reasonable range of the computed 2011 Target Base Salary, as described below. The acceptable range utilized by the NTELOS Committee was defined by the Consultant as 80% to 120% of the targeted salary.

For Mr. Moneymaker, the April 2011 raise represented an increase of $11,900 (3.5%), reflective of an inflationary adjustment. Mr. Moneymaker’s salary was 101.3% of the 2011 Target Base Salary immediately before this raise and was 104.9% of the 2011 Target Base Salary after this raise, which recognizes his substantial experience and anticipated work during 2011 on the spin-off. For Mr. Keller, the April 2011 raise represented an increase of $5,948 (3.5%), reflective of an inflationary adjustment. Mr. Keller’s salary was 84.1% of the 2011 Target Base Salary immediately before this raise and was 87.1% of the 2011 Target Base Salary after this raise. For Ms. McDermott, the April 2011 raise represented an increase of $7,431 (3.5%), reflective of an inflationary adjustment. Ms. McDermott’s salary was 86.9% of the 2011 Target Base Salary immediately before this raise and was 90.0% of the 2011 Target Base Salary after this raise. For Mr. Berry, the April 2011 raise represented an increase of $29,180 (12.6%). Mr. Berry’s salary was 86.2% of the 2011 Target Base Salary immediately before this raise and was 97.1% of the 2011 Target Base Salary after this raise, reflecting the additional experience that Mr. Berry acquired after being promoted to Executive Vice President in mid-2009 and his significant contribution related to the purchase of FiberNet in 2010 and his anticipated work during 2011 on integrating FiberNet into our operations.

With respect to the April 2011 base salary increases described above, the NTELOS Committee also considered each NEO’s personal performance and corporate accomplishments over the previous 12 months.

On September 19, 2011, Lumos Networks hired Mr. Covert with the intention that he serve as Executive Vice President, Chief Financial Officer and Treasurer effective on the date of the Separation.

The Committee established his salary at $285,000 after a review of the compensation for Chief Financial Officers of the wireline companies included in the Peer Group.

On October 31, 2011, the effective date of the Separation, Mr. Moneymaker became President of Lumos Networks. In light of this promotion, Mr. Moneymaker’s salary increased to $412,500 on the date of the Separation pursuant to his employment agreement dated as of July 29, 2011 which had been approved by the NTELOS Committee. The NTELOS Committee had approved this agreement after a review of compensation of Presidents of the wireline companies included in the Peer Group.

Annual Short-Term Incentive Compensation

We have adopted the practice of awarding annual cash incentive awards under a TIP. Participation in the TIP is available to all of our salaried-exempt employees with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. Each of our NEOs participates in our TIP with the exception of Mr. Hyde, who is eligible for the NTELOS TIP due to his role as President and Chief Executive Officer of NTELOS. The TIP award is equal to the product of (i) the individual’s eligible base salary earnings for the year, (ii) the individual’s targeted short-term incentive percentage up to a maximum percentage provided for in the plan (as finally determined based on achievement of individual performance objectives), and (iii) the Company’s weighted performance achievement percentage. The TIP award gives an eligible participant the potential to receive a lump sum payment on or before March 15 of the succeeding year based on achievement of specified company-wide performance goals established by the board of directors and based on achievement of individual performance objectives, which are established at the beginning of the year under circumstances set forth in the annual short-term incentive plan. An eligible employee must achieve at least a minimum overall individual performance rating in order to be eligible for an award under the TIP. The Committee has full discretion to qualify the annual short-term incentive plan, certify that the performance goals have been achieved, terminate the plan or increase or decrease the funding available to the plan. Additionally, a TIP award may be decreased or an additional incentive award may be authorized by the Committee in its discretion as necessary to support Lumos Networks’ business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results.

Each of our NEOs participated in the NTELOS TIP for the period January 1, 2011 through the date of separation, and each of our NEOs (other than Mr. Hyde) participated in our TIP for the period November 1, 2011 through December 31, 2011. The NTELOS Committee determined the 2011 targeted bonus percentages in February 2011 for each of our eligible NEOs, with the exception of Mr. Keller, by computing the average of (i) the general market median as reflected in the November 2010 compensation study provided by the Consultant and (ii) the median target short-term incentive percentage of the comparable position of the Peer Group ((i) and (ii) together, the “Average Median Short-Term Incentive Percentage”). The Average Median Short-Term Incentive Percentages for the NEOs ranged from 50% to 63%. Peer Group data was not available for Mr. Keller’s role as vice president; therefore, the NTELOS Committee used the general market median as reflected in the November 2010 compensation study to establish Mr. Keller’s target short-term incentive compensation. For Mr. Keller, this target was 30%. Based on these results, the NTELOS Committee determined that the current targeted short-term incentive percentages for the eligible NEOs were competitive; therefore, their 2011 targeted bonus percentages remained unchanged at 60% for Messrs. Moneymaker and Berry, 50% for Ms. McDermott and 40% for Mr. Keller. In his role as the leader of the wireline sales organization, Mr. Keller also receives quarterly incentive payments tied to sales results.

Effective on his hire date of September 19, 2011, Mr. Covert’s annual short-term incentive percentage was established by our Committee at 60%, which is equivalent to the annual short-term incentive percentage applicable to Mr. Moneymaker while he served as Chief Financial Officer of NTELOS.

Effective with his promotion to President of Lumos Networks on October 31, 2011, Mr. Moneymaker’s annual short-term incentive percentage was increased to 100%. This percentage was established by the NTELOS Committee and is equivalent to Mr. Hyde’s annual short-term incentive percentage as President and Chief Executive Officer of NTELOS.

For our eligible NEOs, the company weighted performance achievement percentage described above for the 2011 TIP was based on NTELOS financial results for the period January 1, 2011 through the date of Separation (October 31, 2011), and Lumos Networks financial results for the period November 1, 2011 through December 31, 2011. NTELOS’s pre-Separation performance and Lumos’s post-Separation performance was measured and weighted based on the following two financial metrics in 2011, which were approved by the NTELOS Committee in February 2011: (i) net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, Separation-related charges, asset impairment charge and equity-based compensation charges, which is referred to as Adjusted EBITDA, 50% and (ii) revenue, net of inter-company eliminations, 50%. The NTELOS Committee selected these metrics in February 2011 after considering the focus on these metrics by the investment community in evaluating NTELOS and the appropriateness and significance of growth in each of these metrics in 2011, as described below. The NTELOS Committee also determined that successful progress related to the key projects and initiatives outlined in the 2011 NTELOS business plan, including but not limited to major capital projects, would be a condition for the 2011 TIP payout due to their strategic importance to the continued growth of the NTELOS business.

We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in NTELOS’s and our senior secured credit facilities. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

Also, the NTELOS Committee established primary and secondary weighting factors to measure NTELOS’s performance during the pre-Separation period of 2011. The NTELOS 2011 plan focused primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our NEOs depending on their job function. A weighted company performance percentage was calculated for each of consolidated, wireless and wireline based on the respective achievements of Adjusted EBITDA and revenue, as described above, and a weighting percentage for each of the respective divisions. The table below indicates the performance weightings for employees designated as corporate or wireline:

	Consolidated Performance	Wireless Business Unit Performance	Wireline Business Unit Performance
Corporate Employees	60%	20%	20%
Wireline Employees	60%	0%	40%

For purposes of the portion of the pre-Separation period covered by the 2011 TIP, Mr. Moneymaker and Ms. McDermott were corporate employees and Messrs. Covert and Mr. Keller were wireline employees. Mr. Berry did not receive a 2011 TIP payout due to his separation from the Company in December 2011.

In order to preserve deductibility under Section 162(m) of the Internal Revenue Code, while giving the Committee the flexibility to tailor incentive awards for executive officers to reflect financial, operational and individual achievements based on subjective as well as objective criteria, the maximum incentive award that could be paid to any executive officer under the 2011 TIP was determined based solely on the maximum achievement of the performance factors discussed above. The Committee then determined the incentive award that would be payable to the executive officer under the plan, which was required to be the lesser of (1) this maximum incentive award or (2) the incentive award that would otherwise be authorized by the Compensation Committee, which for the 2011 TIP was an incentive award based on an individual performance achievement of 100% and the actual Company performance achievement applicable to the executive officer’s job position.

The NTELOS Committee established the target for 100% payout under the 2011 TIP at a level consistent with the 2011 operating plan. The NTELOS Committee set the minimum performance targets at a level that would result in a TIP payout of 50% of the target, which the NTELOS Committee believed would be the minimum acceptable company performance that would merit a TIP payout. The NTELOS Committee set maximum performance targets at a level that would result in a TIP payout at 200% of the target, which was believed to be realizable only upon exceptional outperformance of the business objectives.

The following table details the minimum, target and maximum levels that had to be achieved by NTELOS and Lumos in order for a 50%, 100% or 200% payout for the period January 1, 2011 through October 31, 2011 (pre-Separation period) and for the period November 1, 2011 through December 31, 2011 (post-Separation period), respectively.

(Dollars in thousands)	NTELOS 2011 Pre-Separation Period			Lumos 2011 Post-Separation Period

Performance Factor	Minimum Achievement Level ($)	Target Achievement Level ($)	Maximum Achievement Level ($)	Minimum Achievement Level ($)	Target Achievement Level ($)	Maximum Achievement Level ($)
NTELOS Consolidated Results:

Adjusted EBITDA	203,999	210,229	222,688	N/A	N/A	N/A

Revenue	511,120	523,572	548,476	N/A	N/A	N/A
Wireline Business Unit Results:

Adjusted EBITDA	85,448	87,916	92,852	18,421	18,953	20,017

Revenue	169,378	173,531	181,837	35,635	36,482	38,176
Wireless Business Unit Results:

Adjusted EBITDA	123,160	126,927	134,460	N/A	N/A	N/A

Revenue	341,313	349,613	366,211	N/A	N/A	N/A

The NEO’s (other than Mr. Hyde who did not participate in our TIP) individual performances for 2011 were reviewed by Mr. Hyde and Mr. Moneymaker (or Mr. Hyde alone with respect to Mr. Moneymaker’s performance) and then discussed with the Committee. Each of the NEOs was evaluated based on his performance toward meeting the operational and budgetary objectives for his functional area of responsibility. In addition, the following sets forth selected performance highlights for each of the NEOs that were considered in determining the individual performance achievement payout percentages under the TIP.

Mr. Moneymaker:

•	negotiated and closed on the $370 million financing on the date of separation;

•	assumed leadership role in the analysis and successful completion of the Separation, including oversight of the preparation and filing of all associated regulatory reports;

•	assumed leadership role in allocating existing personnel between NTELOS and the Company prior to the Separation and the recruitment of additional officers for both companies; and

•	led the successful negotiation and implementation of transition services and employee matters agreements between the Company and NTELOS.

Mr. Covert:

•	oversaw the development of the operational and capital budgets for the newly established standalone Company;

•	assumed responsibility for the filing of the Company’s SEC filings; and

•	assumed leadership of the Company’s accounting, tax, internal audit, investor relations and information technology departments.

Mr. Keller:

•	assumed leadership role in the FiberNet billing and sales force integration;

•	assumed leadership role in the successful brand creation and launch for Lumos Networks;

•	achieved growth in “Fiber to the Cell Site” revenue for wholesale services by contracting over 100 new locations;

•	assumed leadership role in the successful planning for transition services and separation of customer care and collections team for separation; and

•	assumed leadership role on the launch of 25 new Metro-Ethernet and IP services markets.

Ms. McDermott:

•

assumed leadership role in obtaining timely approval with no conditions from six state regulatory commissions and the Federal Communications Commission for the separation of Lumos Networks into an independent company and for the new Lumos Networks credit facility;

•

provided leadership and support on a range of activities leading to the successful separation of Lumos Networks from NTELOS, including negotiations with key vendors and customers; intercompany agreements; and the transfer of licenses, certificates, franchises, and permits at the federal, state, and local level; and

•

developed and implemented advocacy plans to meet regulatory and legislative goals in Virginia and West Virginia including providing the direction for the company’s outside lobbyists and regulatory counsel as well as working through trade associations and industry coalitions.

The Committee used its discretion under the TIP to adjust recorded results for unusual unbudgeted items and determined a weighted 2011 performance achievement of 77.6% for Mr. Moneymaker and Ms. McDermott (who are “corporate employees” for purposes of the 2011 TIP), and 62.8% for Messrs. Covert and Keller (who are “wireline employees” for purposes of the 2011 TIP). The Committee also approved individual performance achievements of 100% for each of our NEOs.

Because Mr. Covert joined Lumos Networks late in the year and taking into account his performance since joining our Company, the Committee determined that he should receive an aggregate 2011 short-term incentive payment at the target (or 100%) payout level. Accordingly, Mr. Covert received a 62.8% payout under the 2011 TIP and a 37.2% discretionary incentive payment.

In addition to the TIP, Mr. Keller is eligible to participate in a quarterly sales incentive program, which is established annually by management and approved by the Committee in the first quarter of each year. The target compensation under this plan is 30% of Mr. Keller’s salary. The quarterly payout, which is generally made no later than two and a half months after the end of each quarter, is based on achievement relative to the following quarterly targets: Competitive segment revenues, new monthly revenue, new contract revenue and renewal revenue.

Long-Term Incentive Compensation

Prior to the Separation, our NEOs participated in NTELOS’s long-term equity incentive plan. Effective with the Separation, we adopted a long-term equity incentive plan, called the 2011 Equity and Cash Incentive Plan. Our Equity and Cash Incentive Plan defines the incentive arrangements for eligible participants and:

•

authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Equity and Cash Incentive Plan.

The Equity and Cash Incentive Plan permits the Committee to award stock options, grants of restricted stock, stock appreciation rights and performance unit awards that are tied to corporate performance because the Committee believes such awards provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management. Our Committee currently intends to grant stock options and restricted stock on an annual basis and approved grants for 2012 in February 2012.

With the exception of certain significant promotions and new hires, our Committee intends to grant equity awards typically in the first fiscal quarter of each year. This timing enables us to consider our prior year performance and the potential recipients’ prior year performance as well as our expectations for the future. The Committee’s schedule also is designed so that future regular equity awards could be granted following the release of prior year financial results.

In order to determine 2011 LTI targets for our NEOs, the NTELOS Committee established a benchmark for each NEO by averaging the current LTI values established in the November 2010 compensation study at the 50th percentile and the three-year average LTI values at the 50th percentile from the most recent proxy statements of the Peer Group. The NTELOS Committee established a second benchmark for each NEO by averaging the current LTI values established in the November 2010 compensation study at the 75th percentile and the three-year average LTI values at the 75th percentile from the most recent proxy statements of the Peer Group. The NTELOS Committee also considered other qualitative factors related to length of service and individual performance in determining the LTI value for each NEO. After analyzing these benchmarks and qualitative factors (which factors are described below), the NTELOS Committee determined that the total dollar value of long-term incentive equity awards for 2010 would be the most appropriate LTI target value for 2011. The 2011 LTI values established by the NTELOS Committee for Mr. Moneymaker fell between the benchmarks using the 50th percentile and the 75th percentile, and were above the 75th percentile for Ms. McDermott and Mr. Berry. Similar benchmarks were not available for Mr. Keller because he was not a NEO for NTELOS. The NTELOS Committee determined that Mr. Keller’s 2010 LTI value was appropriate for 2011 relative to Mr. Keller’s salary in relation to other comparable officer positions within the Company.

With respect to the qualitative factors discussed above, the NTELOS Committee took into account the individual responsibilities of each NEO and each NEO’s relative experience level. With respect to Mr. Hyde, the NTELOS Committee considered the broad scope of his responsibilities as our Chief Executive Officer and President as well as his extensive experience in the telecommunications industry. With respect to Mr. Moneymaker, the NTELOS Committee took into account both the broad scope of his financial and strategic responsibilities as NTELOS’s Executive Vice President and Chief Financial Officer, Treasurer and Secretary as well as his experience of more than 10 years in this position. With respect to Mr. Berry, the NTELOS Committee considered his scope of responsibilities as NTELOS’s Executive Vice President and President – Wireline, and also took into account his contributions leading up to the acquisition of FiberNet. With respect to Mr. Keller, the NTELOS Committee considered his scope of responsibilities as NTELOS’s Senior Vice President – Wireline Sales and Customer Care, and also took into account his contributions leading up to the acquisition of FiberNet. With respect to Ms. McDermott, the NTELOS Committee considered her experience of more than nine years as NTELOS’s Senior Vice President – Legal and Regulatory Affairs addressing a complex set of wireless and wireline legal and regulatory matters, but also took into account the totality of her responsibilities compared to the general counsel position for which peer group data is available.

The 2011 LTI target values determined by the NTELOS Committee for our NEOs were the following: $496,236 for Mr. Moneymaker; $400,000 for Mr. Berry; $200,000 for Ms. McDermott; and $134,157 for Mr. Keller. Based on prior year benchmarks, the NTELOS Committee determined that the value of the 2011 equity awards should be split equally between restricted stock and stock options. In order to determine the level of restricted shares granted in February 2011, the NTELOS Committee divided 50% of the 2011 LTI target value by the average closing stock price of NTELOS’s common stock for the month of January 2011, or $19.54 per share. Accordingly, on February 28, 2011, the NTELOS Committee approved the following restricted stock awards: 12,698 for Mr. Moneymaker; 10,235 for Mr. Berry; 5,118 for Ms. McDermott; and 3,783 for Mr. Keller. In order to determine the level of stock options granted in February 2011, the NTELOS Committee divided 50% of the LTI target value by the average Black-Scholes value per share of NTELOS common stock for the month of January 2011, or $4.33 per share. Accordingly, the NTELOS Committee approved the following stock option awards for the NEOs on February 28, 2011: 57,289 for Mr. Moneymaker; 46,179 for Mr. Berry; 23,089 for Ms. McDermott; and 13,909 for Mr. Keller. The NTELOS Committee did not adjust the number of annual LTI equity awards upward or downward based on the closing price of NTELOS common stock on the date of grant; therefore, the dollar value of the LTI grants on the date of grant varied based on changes in the price of NTELOS common stock. The actual value of the annual LTI awards for the NEOs on the February 28, 2011 grant date was: $492,363 for Mr. Moneymaker; $396,878 for Mr. Berry; $198,439 for Ms. McDermott; and $133,133 for Mr. Keller.

On his hire date of September 19, 2011, the NTELOS Committee granted to Mr. Covert 19,417 shares of restricted stock and 69,666 stock options, for a total grant date fair value of $577,378 which was determined after reviewing the benchmark of the wireline companies included in the Peer Group and the initial equity grant levels for other officers recently hired by NTELOS.

In connection with the Separation, the NTELOS Committee granted 7,852 shares of restricted stock to Mr. Moneymaker. These awards vest on October 31, 2012, the first anniversary of the Separation. These awards were provided for in Mr. Moneymaker’s employment agreement.

Upon the Separation on October 31, 2011, all outstanding NTELOS stock options and restricted stock awards for our employees (other than Mr. Hyde) and non-employee directors were replaced with Company stock option and restricted stock awards, respectively, based on a formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the Separation. The specific formula for the adjustment of the number of stock options and restricted stock and the strike price of the stock options was documented in the employee matters agreement that was executed on the date of separation.

The replacement Company awards have substantially the same terms and conditions as the NTELOS stock options and restricted stock awards that they replaced, other than the replacement awards granted to Mr. Hyde which have unique terms due to the expectation that he will be an employee of the Company only on an interim basis. The number of awards granted to our NEOs described in the narrative above is on a pre-Separation basis. For the converted amounts, see the Grants of Plan-Based Awards and Outstanding Equity Awards tables later in this Compensation Discussion and Analysis.

Pursuant to applicable SEC rules, the amounts reflected as stock and option awards in the Summary Compensation Table below include the aggregate grant date fair value of the respective awards granted during the year.

Stock Ownership Guidelines

Following the Separation, our board of directors implemented stock ownership guidelines for our executive officers to emphasize the link between officers and the long-term interests of our stockholders and to enhance our image by openly communicating to investors, market analysts and the public that officer interests are tied directly to our long-term success through personal capital investment in our common stock. The stock ownership guidelines generally require that each executive own a fair market value of our common stock equal to a multiple of the executive’s base salary as determined by our board of directors. The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer and three times annual base salary for our other NEOs. The guidelines require our NEOs to reach these ownership levels within three years of the date of Separation, or by October 31, 2014.

Employment Agreements

Prior to the Separation, NTELOS maintained employment agreements with each of our NEOs, and we currently have employment agreements with each of our current executive officers. In connection with entering into these employment agreements, market norms were taken into consideration. These employment agreements provide that the base salary, TIP participation and certain other benefits would continue throughout the term of the employment agreements, and the agreements also contained non-compete provisions, change of control protection and severance arrangements. The specific details regarding each NEO’s non-compete provisions, change in control protection and severance arrangements are described later in this Compensation Discussion and Analysis, beginning with the section titled “Change in Control and Severance Arrangements.” Specific terms of each employment agreement are as follows:

With respect to Mr. Hyde’s service as our Chief Executive Officer, NTELOS entered into an employment agreement with Mr. Hyde to serve as our Chief Executive Officer for an initial term lasting not more than six months from the consummation of the Separation (October 31, 2011), subject to automatic six-month renewals as set forth in written notice by NTELOS to Mr. Hyde not less than 30 days prior to the end of the initial term, at a salary of $400,000 for the initial term payable by us as provided in the employment agreement. The employment agreement further provides that Mr. Hyde serves on our board of directors.

In connection with his appointment as our President, we entered into an agreement with Mr. Moneymaker dated as of July 29, 2011. The employment agreement expires on December 31, 2013 and will automatically be extended from year-to-year thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an annual base salary of $412,500 per year and a target bonus opportunity of 100% of Mr. Moneymaker’s base salary, which will be paid if the bonus criteria, as set by our board of directors, for the applicable period are met. The agreement also provides that we will make Mr. Moneymaker an “initial equity” grant effective upon his appointment as our Chief Executive Officer of $206,250 in value of restricted stock which, beginning on the second anniversary of this appointment, will vest 33 1/3% for each full year of his continued employment, and an initial equity grant of $206,250 in value of stock options which, beginning on the first anniversary of the appointment, will vest 25% for each full year of his continued employment.

In connection with his appointment on September 19, 2011, as our Executive Vice President, Chief Financial Officer and Treasurer, we entered into an agreement with Mr. Covert, dated as of September 19, 2011. The employment agreement expires on December 31, 2013 and will automatically be extended from year-to-year thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an annual base salary of $285,000 per year and a target bonus opportunity of 60% of Mr. Covert’s base salary, which will be paid if the bonus criteria, as set by our board of directors, for the applicable period are met. Under this agreement, NTELOS made Mr. Covert an “initial equity” grant effective upon his appointment of 19,417 shares of NTELOS restricted stock which, beginning on the first anniversary of this appointment, will vest 33 1/3% for each full year of his continued employment, and an initial equity grant of 69,666 stock options exercisable for shares of NTELOS common stock, which, beginning on the first anniversary of the appointment, will vest 25% for each full year of his continued employment. The NTELOS restricted stock and stock options converted to our restricted stock and stock options upon the Separation.

NTELOS entered into an employment agreement with Ms. McDermott on December 7, 2010, which will expire on December 31, 2012 and will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an annual base salary of $212,301 per year and a target bonus opportunity of 50% of Ms. McDermott’s base salary, which will be paid if the bonus criteria, as set by our board of directors, for the applicable period are met. This agreement was assigned to us by NTELOS on the date of the Separation, and we have assumed all obligations under this agreement.

We entered into an employment agreement with Mr. Keller on November 1, 2011, which will expire on December 31, 2012 and will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an annual base salary of $175,898 per year and a combined target bonus and commission opportunity of 70% of Mr. Keller’s base salary, which will be paid if the bonus criteria, as set by our board of directors, for the applicable period are met.

Qualified Retirement Plan

Lumos Networks offers a qualified pension plan (the “Pension Plan”) for all employees hired by NTELOS before October 1, 2003 to provide an annual retirement benefit. As of December 31, 2011, Lumos Networks had 518 active full-time employees, of which 236 were covered by the Pension Plan. The Pension Plan is a valuable benefit in the retention of the experienced workforce of Lumos Networks. Messrs. Moneymaker and Keller and Ms. McDermott are participants in the Pension Plan. Mr. Berry was a participant in the Pension Plan until his separation from the Company on December 15, 2011.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under Lumos Networks’ tax-qualified plans to those key employees selected to participate. Mr. Moneymaker and Ms. McDermott are the only active employee participants in the SERP. The SERP participation benefit is provided in these NEO’s employment agreements. The SERP is a non-qualified, unfunded retirement plan that is provided primarily for the purpose of providing our NEOs with retirement benefits for the portion of their salary in excess of $245,000 which is not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit.

Change of Control Payments

The employment agreements with our NEOs (other than Mr. Hyde) provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that by providing NEOs with this change of control protection, it allows our senior management to focus on maximizing stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe that this arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event Lumos Networks is acquired shortly after the executive accepts an employment offer with us.

Severance Arrangements with our NEOs

Each NEO’s employment agreement (other than Mr. Hyde’s) with us provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that companies should provide reasonable severance benefits to employees. With respect to our NEOs, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should separate Lumos Networks from the former executive as soon as practicable.

Compensation Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, our board of directors implemented a Compensation Recoupment Policy following the Separation. The Compensation Recoupment Policy provides that our board of directors will have the authority to obtain reimbursement of any portion of any performance based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction.

Perquisites and Other Benefits

Prior to the Separation, the NTELOS Committee obtained and reviewed a list of perquisites and their prevalence in the market from the Consultant and determined that no changes to the perquisites and benefits provided by NTELOS to the NEOs would be necessary for 2011. Subsequent to the Separation, Lumos Networks currently offers the same perquisites offered by NTELOS. As such, we provide each of our NEOs with a vehicle allowance, which NTELOS previously determined is consistent with the practice of NTELOS’s competitors. We will annually review our perquisite offerings to the NEOs and make changes, if necessary, primarily based on prevalence within our peer group.

In addition to the cash and equity compensation discussed above, we provide our NEOs with the same benefit package available to all of the salaried employees of Lumos Networks. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance; and

•	Participation in Lumos Networks’ Savings and Security Plan (401(k) plan), including company match.

We also provide the retirement and change of control benefits described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee

Julia B. North (Chairperson)
Steven G. Felsher
Robert E. Guth

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks

The Compensation Committee currently consists of Messrs. Felsher and Guth and Ms. North. No member of the Compensation Committee was an employee of Lumos Networks or NTELOS during the last fiscal year or an officer of Lumos Networks or NTELOS in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed ““related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions. We have not entered into any related party transactions subsequent to the Separation on October 31, 2011.

Summary Compensation Table

The following table summarizes the prior three years’ compensation of our NEOs. Prior to October 31, 2011, the effective date of the Separation, Lumos Networks was not a separate operating company. Accordingly, the information presented reflects compensation paid to our NEOs by NTELOS and its subsidiaries prior to the Separation and by us and our subsidiaries after the Separation.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
James A. Hyde, Chief Executive Officer	2011(8)	400,000	-	364,783	262,311	-	-	-	1,027,094
	2010(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009(8)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Michael B. Moneymaker, President	2011	359,025	-	395,994	246,090	188,502	496,518	209,229	1,895,358
	2010	332,121	19,927	774,615	270,300	170,538	223,056	207,492	1,998,049
	2009	304,465	-	326,739	101,409	-	175,467	198,703	1,106,783
Harold L. Covert, Executive Vice President and Chief Executive Officer	2011	82,029	18,309	349,623	227,755	30,908	-	14,274	722,898
David J. Keller, Senior Vice President – Sales and Customer Care	2011	174,411	54,596	85,403	59,745	43,812	120,141	37,570	575,678
	2010	168,713	67,120	203,801	84,432	64,246	54,348	37,335	679,995
Mary McDermott, Senior Vice President – Legal and Regulatory Affairs, Secretary	2011	217,874	-	99,415	99,178	84,535	208,493	61,704	771,199
	2010	211,260	10,563	244,241	104,184	86,289	97,447	74,302	828,286
	2009	206,623	-	129,582	35,752	-	73,550	86,361	531,868
Former Executive:
Frank L. Berry, Executive Vice President, Wireline	2011	241,872	-	198,815	198,366	-	26,621	159,848	825,522
	2010	228,490	13,709	386,233	183,391	143,565	66,503	27,492	1,049,383
	2009	196,801	-	238,110	97,476	-	29,549	27,663	589,599

(1)

Each of the NEOs has an employment agreement that sets forth his or her respective minimum base salary which is subject to annual adjustments as determined by the Committee. As described above, Mr. Hyde has a separate employment agreement with us with respect to his service as our Chief Executive Officer.

During 2011, each of the NEOs, other than Messrs. Hyde and Covert, participated in the 401(k) plan offered by NTELOS prior to the Separation and offered by us after the Separation. Each of the 401(k) plans allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) plan up to the IRS maximum of $16,500 for 2011. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch up contribution, up to the IRS maximum of $5,500 for 2011. The tax-deferred 401(k) contributions for the NEOs were the following for 2011: $16,500 each for Messrs. Keller and Mr. Berry and $22,000 each for Ms. McDermott and Mr. Moneymaker. Due to his hire date of September 19, 2011, Mr. Covert was not eligible to participate in the 401(k) plan until March of 2012.

(2)

Taking into account the fact that Mr. Covert joined Lumos Networks late in the year and his performance since joining our Company, the Committee determined that he should receive an aggregate 2011 short-term incentive payment at the target (or 100%) payout level. Accordingly, Mr. Covert received a 62.8% payout under the 2011 TIP (which payout is included in the non-equity incentive plan compensation column of the Summary Compensation table) and a 37.2% discretionary incentive payment, which amounted to $18,309.

The 2011 amount for Mr. Keller represents the quarterly commission payments he earned under the quarterly sales incentive program.

(3)

The values for each year represent the aggregate grant date fair value of stock awards granted during each respective year computed in accordance with FASB ASC 718, Share-Based Payment. For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted prior to the Separation, see note 8 of the Notes to Consolidated Financial Statements in the NTELOS Annual Report on Form 10-K for the year ended December 31, 2011. For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted after the Separation, see note 9 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2011.

(4)

The values for each year presented were computed in accordance with FASB ASC 718 and represent the aggregate grant date fair value related to stock options that were granted to the NEOs during each respective year. For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted prior to the Separation, see note 8 of the Notes to Consolidated Financial Statements in the NTELOS Annual Report on Form 10-K for the year ended December 31, 2011. For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted after the Separation, see note 9 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2011.

(5)

The values for 2011 represent the cash bonus paid to each NEO in connection with the annual short-term incentive plan. For Mr. Moneymaker and Ms. McDermott, the 2011 company performance achievement percentage was 77.6%. For Messrs. Covert and Keller, the 2011 company performance achievement percentage was 62.8%. Mr. Hyde was not eligible to receive a payout from Lumos due to his transitional role as Chief Executive Officer. Mr. Berry was not eligible for TIP due to his separation from the Company on December 15, 2011.

The individual performance percentage for each of our NEOs was 100%, as approved by the Committee. For further details on the annual short-term incentive plan, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis.

(6)

The 2011 values consist entirely of the change in the value of accumulated pension benefits for the qualified and non-qualified pension plans. For the active, participating NEOs, the values are based on the earliest date at which there is no early retirement reduction. The separate values for each NEO and each plan are as follows:

•	for Mr. Moneymaker, the table includes $182,007 representing the change in value under the qualified pension plan and $314,511 representing the change in value under the non-qualified pension plan;

•	for Ms. McDermott, the table includes $118,474 representing the change in value under the qualified pension plan and $90,019 representing the change in value under the non-qualified pension plan;

•	for Mr. Keller, the table includes $120,141 representing the change in value under the qualified pension plan; and

•	for Mr. Berry, the table includes $26,621 representing the change in value under the qualified pension plan.

(7)	Included in “All Other Compensation” for 2011 are the following elements that exceed $10,000 and perquisites required to be reported:

•

During 2011, NTELOS paid dividends in the amount of $2.24 per share on all shares of its common stock. The portion of these dividends related to common stock that was purchased in 2005 under the Equity Incentive Plan by each NEO (formerly Class A common stock) amounted to: $186,771 for Mr. Moneymaker; $50,635 for Ms. McDermott; $27,122 for Mr. Keller; and $19,387 for Mr. Berry;

•	Severance payments totaling $130,000 for Mr. Berry; and

•	Perquisites totaling more than $10,000 in the aggregate for Messrs. Moneymaker and Covert, inclusive of the following:

•

automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement up to 10,000 miles and personal property tax reimbursement ($10,371 for Mr. Moneymaker and $2,983 for Mr. Covert);

•	premium payments on external life insurance policies in accordance with each NEO’s employment agreement; and

•	relocation expenses of $10,169 for Mr. Covert.

(8)

We have not included the compensation paid to Mr. Hyde by NTELOS in 2011, 2010 and 2009 in this table because we do not believe it is meaningful for Lumos Networks. Mr. Hyde serves as our Chief Executive Officer only on an interim basis and remains the President and Chief Executive Officer of NTELOS after the Separation. Mr. Hyde is currently serving as Chief Executive Officer of Lumos Networks for up to six months beginning on the date of the Separation. As consideration for Mr. Hyde’s interim service, we paid him a lump sum amount of $400,000 on October 31, 2011. Due to his continuation as a joint service employee, the equity awards held by Mr. Hyde on the date of the Separation were replaced with NTELOS and Lumos equity awards based on a unique formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the Separation. The specific formula for the adjustment of the number of stock options and restricted stock and the strike price of the stock options was documented in the employee matters agreement that was executed on the date of separation.

The compensation paid to Mr. Hyde by NTELOS in 2011, which was calculatd on the same basis as the compensation information required in the Summary Compensation table, was comprised of the following: salary $612,500; bonus $0, stock awards $935,230; option awards $680,990; non-equity incentive plan compensation $475,300; change in pension value and non-qualified deferred compensation earnings $0; all other compensation $23,126; and total $2,727,146.

The compensation paid to Mr. Hyde by NTELOS in 2010, which was calculated on the same basis as the compensation information required in the Summary Compensation table, was comprised of the following: salary $575,000; bonus $57,500; stock awards $999,699; option awards $0; non-equity incentive plan compensation $492,085; change in pension value and non-qualified deferred compensation earnings $0; all other compensation $17,536; and total $2,141,820.

The compensation paid to Mr. Hyde by NTELOS in 2009, which was calculated on the same basis as the compensation information required in the Summary Compensation table, was comprised of the following: salary $385,284; bonus $1,378,750; stock awards $2,040,188; option awards $2,203,335; non-equity incentive plan compensation $0; change in pension value and non-qualified deferred compensation earnings $0; all other compensation $38,614; and total $6,046,171.

Grants of Plan-Based Awards

The following table summarizes awards made to our NEOs during the year ended December 31, 2011, including awards originally granted by NTELOS in 2011 prior to the Separation, which were converted to Lumos Networks awards in connection with the Separation based on a formula defined in the employee matters agreement which was designed to preserve the intrinsic value and fair value of the awards immediately prior to the Separation (indicated by *). The share and per share values presented in this table have been adjusted the aforementioned conversion. The table does not show any stock or option awards granted by NTELOS prior to 2011, which were also converted to awards granted under our Equity and Cash Incentive Plan in connection with the Separation. Please see the Outstanding Equity Awards at Fiscal Year-End table and accompanying narrative thereto for more information regarding those awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum (S)	Threshold ($)	Target ($)	Maximum ($)
James A. Hyde	2/28/2011*							17,386(2)			266,527
	2/28/2011*								77,378(2)	15.33	262,311
	10/31/2011*							6,546(3)			98,255
Michael B. Moneymaker	2/28/2011*							16,090(2)			246,660
	2/28/2011*								72,593(2)	15.33	246,090
	10/31/2011*							9,949(3)			149,334
	N/A	107,708	430,830	861,660
Harold L. Covert	9/19/2011*							24,604(4)			349,623
	9/19/2011*								88,277(4)	14.21	227,755
	N/A	24,609	98,435	196,869
David J. Keller	2/28/2011*							4,793(2)			73,477
	2/28/2011*							778(5)			11,927
	2/28/2011*								17,624(2)	15.33	59,745
	N/A	43,575	174,299	348,598
Mary McDermott	2/28/2011*							6,485(2)			99,415
	2/28/2011*								29,256(2)	15.33	99,178
	N/A	43,603	174,411	348,822
Former Executive:
Frank L. Berry	2/28/2011*							12,969(2)			198,815
	2/28/2011*								58,515(2)	15.33	198,366
	N/A	72,562	290,246	580,493

(1)	The company performance achievement percentages for the 2011 TIP for corporate and wireline were 77.6% and 62.8%, respectively. The individual performance percentages were 100% for each of our NEOs. Therefore, on March 14, 2012, we made the following cash payouts to our NEOs: $188,502 for Mr. Moneymaker; $30,908 for Mr. Covert; $84,535 for Ms. McDermott; and $43,812 for Mr. Keller. For further information on the company performance achievement percentages and individual performance percentages for the 2011 TIP, see “Annual Short-Term Incentive Compensation” in the Compensation Discussion and Analysis included herein.

(2)	On February 28, 2011, the NTELOS Committee, after considering a competitive market review of long-term incentives for its executive officers, approved restricted stock and stock option grants to our NEOs. The post-Separation adjusted closing stock price for NTELOS common stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $15.33 per share and the Black-Scholes grant date fair value of the option awards was approximately $3.39 per share.

(3)

As a Separation incentive, the NTELOS Committee approved the grant of additional restricted stock awards for Messrs. Hyde and Moneymaker in the amount of 6,546 and 9,949 shares, respectively, on October 31, 2011. The post-Separation adjusted closing stock price for NTELOS common stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $15.01 per share.

(4)	On his hire date of September 19, 2011, the NTELOS Committee approved the grant of restricted stock and stock option awards to Mr. Covert. The post-Separation adjusted closing stock price for NTELOS common stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $14.21 per share and the Black-Scholes grant date fair value of the option awards was approximately $2.58 per share.

(5)	On February 28, 2011, the NTELOS Committee approved an additional grant of restricted stock to Mr. Keller as a discretionary bonus. The post-Separation adjusted closing stock price for NTELOS common stock on the date of the grant, which also represents the fair value of the restricted stock award, was $15.33 per share.

As described in the “Annual Short-Term Incentive Compensation” section of the Compensation Discussion and Analysis, company performance that had to be achieved by NTELOS and Lumos, as applicable, was measured and weighted based on the following two factors for 2011, as determined by management and approved by the NTELOS Committee: (i) Adjusted EBITDA, 50% and (ii) revenue, 50%. The 2011 plan focused primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our NEOs depending on their job function.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards for our NEOs which were outstanding as of December 31, 2011. The information presented below reflects the equity awards granted to our NEOs by the NTELOS Committee prior to the Separation, as adjusted for the conversion that occurred on the date of separation. The Company did not grant any equity awards to our NEOs subsequent to the Separation through December 31, 2011.

Name	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Options (#) Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(22) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James A. Hyde	3/30/2009	80,057	80,058(1)	-	13.85	3/30/2019	-	-	-	-
	12/17/2009	57,177	57,177(2)	-	13.81	12/17/2019	-	-	-	-
	2/28/2011	-	77,378(3)	-	15.33	2/28/2021	-	-	-	-
	2/28/2011	-	-	-	-	-	17,386(4)	266,701	-	-
	10/31/2011	-	-	-	-	-	6,546(5)	100,416	-	-
	3/30/2009	-	-	-	-	-	12,088(6)	185,430	-	-
	12/7/2010	-	-	-	-	-	8,202(7)	125,819	-	-
	12/17/2009	-	-	-	-	-	27,336(8)	419,334	-	-
	12/7/2010	-	-	-	-	-	12,303(9)	188,728	-	-
	12/7/2010	-	-	-	-	-	3,281(10)	50,331	-	-
	12/7/2010	-	-	-	-	-	3,281(10)	50,331	-	-
Michael B. Moneymaker	3/5/2007	29,270	-	-	14.32	3/5/2017	-	-	-	-
	2/28/2011	-	72,593(3)	-	15.33	2/28/2021	-	-	-	-
	3/3/2008	21,953	7,317(11)	-	16.83	3/3/2018	-	-	-	-
	3/2/2009	14,635	14,635(12)	-	14.23	3/2/2019	-	-	-	-
	3/1/2010	22,437	67,316(13)	-	13.77	3/1/2020	-	-	-	-
	2/28/2011	-	-	-	-	-	16,090(4)	246,821	-	-
	10/31/2011	-	-	-	-	-	9,949(5)	152,618	-	-
	12/7/2010	-	-	-	-	-	11,194(7)	171,716	-	-
	12/7/2010	-	-	-	-	-	12,437(9)	190,784	-	-
	12/7/2010	-	-	-	-	-	2,985(10)	45,790	-	-
	12/7/2010	-	-	-	-	-	2,985(10)	45,790	-	-
	3/1/2010	-	-	-	-	-	18,848(14)	289,128	-	-
	3/2/2009	-	-	-	-	-	22,976(15)	352,452	-	-
Harold L. Covert	9/19/2011	-	88,277(16)	-	14.21	9/19/2021	-	-	-	-
	9/19/2011	-	-	-	-	-	24,604(17)	377,425	-	-

Outstanding Equity Awards at Fiscal Year-End, continued

Name	Option Awards								Stock Awards
	Grant Date	Number of Securities Underlying Options (#) Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(22) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Keller	3/5/2007	6,335		-		-	14.32	3/5/2017	-		-	-	-
	2/28/2011	-		17,624	(3)	-	15.33	2/28/2021	-		-	-	-
	3/3/2008	4,751		1,584	(11)	-	16.83	3/3/2018	-		-	-	-
	3/2/2009	3,167		3,168	(12)	-	14.23	3/2/2019	-		-	-	-
	3/1/2010	7,008		21,027	(13)	-	13.77	3/1/2020	-		-	-	-
	7/1/2009	2,534		2,534	(18)	-	14.63	7/1/2019	-		-	-	-
	2/28/2011	-		-		-	-	-	4,793	(4)	73,525	-	-
	12/7/2010	-		-		-	-	-	6,216	(9)	95,353	-	-
	3/1/2010	-		-		-	-	-	5,887	(14)	90,307	-	-
	3/2/2009	-		-		-	-	-	1,583	(15)	24,283	-	-
	2/28/2011	-		-		-	-	-	778	(19)	11,935	-	-
	7/1/2009	-		-		-	-	-	5,958	(20)	91,396	-	-
Mary McDermott	3/5/2007	10,319		-		-	14.32	3/5/2017	-		-	-	-
	2/28/2011	-		29,256	(3)	-	15.33	2/28/2021	-		-	-	-
	3/3/2008	7,739		2,580	(11)	-	16.83	3/3/2018	-		-	-	-
	3/2/2009	5,159		5,160	(12)	-	14.23	3/2/2019	-		-	-	-
	3/1/2010	8,648		25,946	(13)	-	13.77	3/1/2020	-		-	-	-
	2/28/2011	-		-		-	-	-	6,485	(4)	99,480	-	-
	12/7/2010	-		-		-	-	-	7,766	(9)	119,130	-	-
	3/1/2010	-		-		-	-	-	7,264	(14)	111,430	-	-
	3/2/2009	-		-		-	-	-	9,112	(15)	139,778	-	-
Former Executive:
Frank L. Berry	3/5/2007	8,236	(21)	-		-	14.32	1/15/2012	-		-	-	-
	3/3/2008	6,177	(21)	-		-	16.83	1/15/2012	-		-	-	-
	3/2/2009	4,118	(21)	-		-	14.23	1/15/2012	-		-	-	-
	7/1/2009	9,155	(21)	-		-	14.63	1/15/2012	-		-	-	-
	3/1/2010	15,223	(21)	-		-	13.77	1/15/2012	-		-	-	-

(1)	The stock options granted on March 3, 2008 vest as follows: 25% on each of March 3, 2009, 2010, 2011 and 2012.
(2)	The stock options granted on March 2, 2009 vest as follows: 25% on each of March 2, 2010, 2011, 2012 and 2013.
(3)	The restricted stock awards granted on March 2, 2009 vest on March 2, 2012.
(4)	The stock options granted on March 30, 2009 vest as follows: 25% on each of March 30, 2010, 2011, 2012 and 2013.
(5)	The stock options granted on December 17, 2009 vest as follows: 25% on each of December 17, 2010, 2011, 2012 and 2013.
(6)	The restricted stock awards granted on March 30, 2009 vest 1/3 on each of March 30, 2011, 2012 and 2013.
(7)	The restricted stock awards granted on December 17, 2009 vest on December 17, 2012.
(8)	The stock options granted on July 1, 2009 vest as follows: 25% on each of July 1, 2010, 2011, 2012 and 2013.

(9)	The restricted stock awards granted on July 1, 2009 vest on July 1, 2012.
(10)	The stock options granted on March 1, 2010 vest as follows: 25% on each of March 1, 2011, 2012, 2013 and 2014.
(11)	The restricted stock awards granted on March 1, 2010 as annual long-term incentive awards vest on March 1, 2013.
(12)	The restricted stock awards granted on December 7, 2010 in association with the KERP vest on October 31, 2013.
(13)	The restricted stock awards granted on December 7, 2010 in association with the KERP and which contain certain performance requirements vest on October 31, 2013.
(14)	The restricted stock awards granted on December 7, 2010 as a Separation Incentive Bonus vest October 31, 2012.
(15)	The stock options granted on February 28, 2011 vest as follows: 25% on each of February 28, 2012, 2013, 2014 and 2015.
(16)	The restricted stock awards granted on February 28, 2011 as annual long-term incentive awards vest on February 28, 2014.
(17)	The restricted stock awards granted on February 28, 2011 as a short-term incentive discretionary bonus vest on February 28, 2012.
(18)	The stock options granted on September 19, 2011 vest as follows: 25% on each of September 19, 2012, 2013, 2014 and 2015.
(19)	The restricted stock awards granted on September 19, 2011 vest on September 19, 2014.
(20)	The restricted stock awards granted on October 31, 2011 as a Separation Incentive Bonus vest October 31, 2012.
(21)	Mr. Berry left the Company on December 15, 2011. The vested, unexercised stock options listed in this table expired on January 15, 2012.
(22)	The market value of Lumos Networks’ common stock as of December 31, 2011 was $15.34 per share.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of restricted stock awards during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
James A. Hyde	-	-	6,044	88,786(1)
Michael B. Moneymaker	-	-	6,335	95,659(2)
	-	-	6,456	97,034(3)
Harold L. Covert	-	-	-	-
David J. Keller	-	-	1,900	28,690(2)
	-	-	2,415	36,297(3)
Mary McDermott	-	-	2,280	34,428(2)
	-	-	2,354	35,381(3)
Former Executive:
Frank L. Berry	-	-	3,801	57,395(2)
	-	-	4,672	70,220(3)

(1)

The closing market value of the NTELOS common stock on March 30, 2011, adjusted for the October 31, 2011 2-for-1 reverse stock split and the stock price conversion ratio for Lumos Networks, was $14.69 per share.

(2)

The closing market value of the NTELOS common stock on March 3, 2011, adjusted for the October 31, 2011 2-for-1 reverse stock split and the stock price conversion ratio for Lumos Networks, was $15.10 per share.

(3)

The closing market value of the NTELOS common stock on March 1, 2011, adjusted for the October 31, 2011 2-for-1 reverse stock split and the stock price conversion ratio for Lumos Networks, was $15.03 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under our qualified and nonqualified pension plans.

Name	Plan Name	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefits(4) ($)	Payments During the Last Fiscal Year ($)
James A. Hyde	Retirement Plan for Employees of Lumos Networks (1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Michael B. Moneymaker	Retirement Plan for Employees of Lumos Networks (1)	17	637,631	-
	Supplemental Executive Retirement Plan(2)	17	1,265,092	-
Harold L. Covert	Retirement Plan for Employees of Lumos Networks (1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
David J. Keller	Retirement Plan for Employees of Lumos Networks (1)	12	334,909	-
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Mary McDermott	Retirement Plan for Employees of Lumos Networks (1)	11	378,255	-
	Supplemental Executive Retirement Plan(2)	11	298,194	-
Former Executive:
Frank L. Berry	Retirement Plan for Employees of Lumos Networks (1)	14	309,558	-
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A

(1)	Prior to the Separation, all of our employees hired before October 1, 2003 were eligible to participate in a pension plan offered by NTELOS to provide an annual retirement benefit. After the Separation, Lumos Networks established its own pension plan (the “Pension Plan”) and assumed the assets and obligations from the NTELOS pension plan based on the accrued benefits of the employees that transferred to Lumos Networks. Years of service and historical compensation were continuous from the NTELOS pension plan to our pension plan. Messrs. Keller and Moneymaker and Ms. McDermott are participants in the Pension Plan, and the continuation of this plan is a condition of each participating NEO’s employment agreement. Mr. Berry was a participant in the Pension Plan until his separation from the Company on December 15, 2011. Messrs. Hyde and Covert are not eligible to participate in the Pension Plan because they were hired after October 1, 2003. The Pension Plan is funded entirely by company contributions and there is a five-year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with the Company and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under the 401(k) plan and /or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $245,000 for 2011, is taken into account for Pension Plan purposes.

A NEO may elect early retirement any time after age 55 and the completion of five years of service. As of December 31, 2011, Ms. McDermott was the only NEO eligible for such early retirement. If the NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit. The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage That Applies to Compensation in Excess of Covered Compensation	Participants with at least 25 years of service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). The present value of accumulated benefits in the Pension Benefits Table above have been computed assuming the NEOs will retire and the benefits will commence when they meet the Rule of 85 at the following dates: January 1, 2019 for Mr. Moneymaker and September 1, 2025 for Mr. Keller. For Ms. McDermott, the Pension Benefits Table above reflects the present value of accumulated benefits at age 65, as she will reach age 65 before she meets the Rule of 85. She can retire on February 1, 2020 with no reduction in her pension benefit. For Mr. Berry, the Pension Benefits Table above reflects the present value of accumulated benefits as of December 31, 2011 based on his separation date of December 15, 2011.

(2)	In addition to the Pension Plan, NTELOS provided the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under its tax-qualified plans to those key employees selected to participate. On the date of separation, we established a SERP and assumed the obligations from the NTELOS SERP based on the accrued benefits of the employees that transferred to Lumos Networks. Years of service and historical compensation were continuous from the NTELOS SERP to our SERP. Mr. Moneymaker and Ms. McDermott are the only participants in our SERP and it is a benefit that is provided in their employment agreements. The SERP Plan is a non-qualified, unfunded retirement plan and there is a seven year cliff vesting period. The SERP benefit is calculated by multiplying the NEO’s monthly highest average compensation over a consecutive five-year period of employment with us by the applicable percentage based on the NEO’s years of service (the “SERP Benefit Percentage(s)”), less the monthly retirement annuity payable under the Pension Plan, the monthly benefit payable to the NEO at age 62 under the Federal Social Security Act, the monthly benefit that would be payable to the NEO based on the employer-provided benefit under the 401(k) plan and the monthly benefit calculated in connection with two lump sum distributions paid as of December 31, 2004 and May 2, 2005.

At December 31, 2011, the vested SERP Benefit Percentages were the following for the participating NEOs: 53.0% for Mr. Moneymaker and 42.0% for Ms. McDermott. If a NEO voluntarily terminates employment with us, without good reason (as defined in the employment agreements), prior to reaching the normal retirement date or the Rule of 85, the payout is reduced by 50% to reflect early commencement based on the reasonable actuarial factors and assumptions employed under the Pension Plan. If a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control occurs, each NEO will receive credit for an additional two years of service, which would result in the following SERP Benefit Percentages as of December 31, 2011: 56.0% for Mr. Moneymaker and 46.0% for Ms. McDermott. Additionally, if a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control and a concurrent termination occurs prior to what would have been the NEO’s normal retirement date, the 50% early commencement reduction shall not be reduced below the minimum benefit percentage calculated consistent with the methodology employed in the Pension Plan (as set forth in the SERP plan document). For each of our NEOs, the minimum SERP Benefit Percentage would be the following if the NEO were terminated without cause, if he or she terminated employment for good reason or if a change of control and concurrent termination occurred on December 31, 2011: 85.0% for Mr. Moneymaker and 78.0% for Ms. McDermott.

(3)	For the Pension Plan, years of credited service as of the December 31, 2011 measurement date for each of the NEOs exceed actual years of service by one year due to the timing of the Pension Plan year (June 30 year end), and the hire dates of these employees. As described above, a year of benefit service is achieved when a participant completes 1,000 hours of service in a plan year. This difference amounted to an increase in the accumulated benefit of $37,508 for Mr. Moneymaker; $34,387 for Ms. McDermott; $27,909 for Mr. Keller; and $22,111 for Mr. Berry.

Years of credited service for the SERP are calculated identically to years of credited service for the Pension Plan. As noted above, due to the June 30 Pension Plan year end, the years of credited service for the SERP for each of the NEOs exceeds actual years of service by one year. This difference amounted to an increase in the accumulated benefit of $74,417 for Mr. Moneymaker and $27,109 for Ms. McDermott.

(4)	The present value of accrued Pension and SERP benefits are as of December 31, 2011. For a discussion of the assumptions used in quantifying the present value of the current accrued benefit, see note 11 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2011.

Change of Control and Severance Arrangements

Change of Control Arrangements

The employment agreements we have with our NEOs provide our NEOs with change of control protection, with the exception of Mr. Hyde. A “change of control” is defined in each of the NEO’s employment agreements to mean any of the following events, except that a change of control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with the Quadrangle Entities and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Lumos Networks securities representing more than 51% of the combined voting power of the then outstanding securities, or the Lumos Networks’ stockholders approve a merger, consolidation or reorganization between Lumos Networks and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization of the Quadrangle Entities and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of the then outstanding securities of Lumos Networks:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Lumos Networks securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

•

consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all of the Lumos Networks assets (a “Transaction”), other than (i) a Transaction that would result in the Lumos Networks voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of the then outstanding securities of Lumos Networks or such surviving or purchasing entity;

•	the Lumos Networks stockholders approve a plan of complete liquidation for Lumos Networks and such liquidation is consummated; or

•

during any period of 12 consecutive months commencing on the effective date of each NEOs’ employment agreement (the “Effective Time”), (i) the individuals who constituted the Lumos Networks board of directors on the Effective Time, and (ii) any new director who either (A) was elected by the board of Lumos Networks or nominated for election by the Lumos Networks’ stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors on the Effective Time, or whose election or nomination for election was previously so approved or (B) was appointed to the board of Lumos

Networks pursuant to the designation of Quadrangle Entities, cease for any reason to constitute a majority of the board.

In the event of the occurrence of both (i) a change of control and (ii) a concurrent termination of a NEO in accordance with his or her employment agreement (or with respect to Mr. Hyde, a termination of his position described in his equity award agreements) and assuming these events took place on December 31, 2011, each of our current NEOs will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer(1)	Cash and Other Benefits(2) ($)	Accelerated Vesting of Outstanding Unvested Shares(3) ($)	Accelerated Vesting of Unexercisable Stock Options(4) ($)	Total(5) ($)
James A. Hyde	-	1,387,089	207,541	1,594,630
Michael B. Moneymaker	4,918,807	1,495,098	122,657	6,536,562
Harold L. Covert	978,027	377,425	99,753	1,455,205
David J. Keller	764,515	386,798	38,504	1,189,817
Mary McDermott	2,277,910	469,818	46,755	2,794,483

(1)	Frank Berry is not included in this table due to his separation from the Company on December 15, 2011.

(2)

These payments include the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) TIP payment for the severance period, (d) continued participation in the welfare benefit plans during the termination period, (e) participation in the post-retirement medical and life insurance benefits plan, regardless of whether the NEOs are otherwise eligible to participate in such plan and (f) accrued pension and SERP benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination.

(3)

Represents the number of accelerated restricted shares multiplied by the market price per share of Lumos Networks common stock on December 31, 2011 of $15.34. For details on each NEO’s unvested restricted stock outstanding as of December 31, 2011, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(4)

Includes the value of 100% of each NEO’s unexercisable stock options at the market price per share of Lumos Networks common stock on December 31, 2011 of $15.34, less the required exercise payment price per share. No value was assigned to 11,481 stock options held by our NEOs which would vest in this scenario because the strike price of the accelerated stock options was greater than the market price per share of Lumos Networks common stock on December 31, 2011. For details on each NEO’s unexercisable stock options outstanding as of December 31, 2011, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(5)

In addition, each NEO (other than Mr. Hyde) will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Lumos Networks policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Lumos Networks employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

In the event of a change of control and a NEO is still employed by Lumos Networks at such time (other than Mr. Hyde), the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control. Upon the occurrence of a change of control and a NEO remains employed by us and assuming the change of control took place on December 31, 2011, each of our current NEOs will be entitled to the following estimated payments:

Named Executive Officer(1)	Cash and Other Benefits(2) ($)
James A. Hyde	—
Michael B. Moneymaker	1,458,707
Harold L. Covert	—
David J. Keller	—
Mary McDermott	770,241

(1)	Frank Berry is not included in this table due to his separation from the Company on December 15, 2011.

(2)

Includes the present value of a SERP lump sum payment, if applicable, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting.

Severance Arrangements

Each NEO’s employment agreement with us provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his or her death. In addition, we may terminate the NEO’s employment if he or she becomes disabled. The Company may also terminate the NEO’s employment for any other reason with or without cause (as defined in the employment agreement). The NEO may terminate his or her employment upon prior written notice of at least 60 days. If the NEO terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by Lumos Networks.

If the NEO’s employment with Lumos Networks is terminated for any reason, the NEO is entitled to receive (i) earned and unpaid base salary to the date of termination (other than Mr. Hyde, who would be responsible to pay the Company back for any unearned portion of the $400,000 payment he received on October 31, 2011); (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If the NEO’s employment with Lumos Networks is terminated other than for cause or if he or she terminates his/her employment for good reason, the NEO also will be entitled to receive a pro rata portion of his/her bonus payments from the TIP for that year. If the NEO is terminated, other than for cause or upon death or disability, or if he or she terminates his or her employment with Lumos Networks for good reason, the NEO is entitled to receive (i) a percentage of his or her base salary (75% for Ms. McDermott and 50% for Messrs. Moneymaker, Covert and Keller) for 24 months; (ii) a lump sum, determined on a net present value basis, equal to two times the full bonus potential under the TIP for the year of the termination; (iii) continued participation in the employee welfare benefit plans (other than disability and life insurance) for 24 months; and (iv) post-retirement medical benefits, regardless of whether such NEO is otherwise eligible for them, under the post-retirement medical benefit plan (with the exception Mr. Keller). To the extent necessary to comply with Section 409A of the Code, Lumos Networks will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax. After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment. Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If the NEO dies while still an employee of Lumos Networks, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP for that year, and the death benefits under the Lumos Networks employee benefit plans will be paid to the NEO’s beneficiaries.

In addition, if the NEO is terminated without cause or if he terminates his employment with Lumos Networks for good reason, the remaining unvested portion of the restricted shares of Lumos

Networks common stock owned by such NEO (except for the shares granted to Mr. Hyde on March 30, 2009 and the shares granted to Messrs. Hyde and Moneymaker on December 7, 2010) will vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination. The restricted shares granted to Mr. Hyde on March 30, 2009 do not contain accelerated vesting provisions in this case. The remaining unvested portion of the restricted shares of Lumos Networks common stock granted on December 7, 2010 to Messrs. Hyde and Moneymaker will immediately vest.

In the event Lumos Networks terminates the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change of control, then the NEO’s entire stock option and restricted stock awards will fully vest and become exercisable immediately prior to such NEO’s termination date. A NEO’s employment will be considered to have been terminated “in contemplation of” a change of control only if Lumos Networks makes a public announcement or files a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change of control and a NEO’s employment is terminated by Lumos Networks without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Lumos Networks’ board of directors, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

If any benefits payable or to be provided under the employment agreements and any other payments from Lumos Networks or any affiliate would subject the NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of each NEO’s employment agreement and as consideration for the termination payments described above (other than Mr. Hyde), during the NEO’s employment with Lumos Networks and for a period of 24 months thereafter, which we refer to as the non-competition period, the NEO will (i) not compete, directly or indirectly, with Lumos Networks or any Lumos Networks subsidiary or (ii) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his base salary during the non-competition period, but only if Lumos Networks has terminated the NEO without cause or if the NEO has terminated his or her employment for good reason. The applicable percentages are 50% for Messrs. Moneymaker, Covert and Keller and 25% for Ms. McDermott. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any of confidential or proprietary information belonging to Lumos Networks at any time for any reason not connected to their employment with Lumos Networks.

The following table shows the estimated payments and benefits for both NEOs under the various termination scenarios discussed above assuming the triggering event took place on December 31, 2011 and the price per share of Lumos Networks common stock was $15.34 per share, the closing market price as of that date.

Triggering Event	James A. Hyde ($)	Michael B. Moneymaker ($)	Harold L. Covert ($)	David J. Keller ($)	Mary McDermott ($)	Frank L. Berry[h] ($)
Termination for cause a, [g]	-	469,573	-	233,119	354,288	-
Voluntary termination [b], [g]	-	1,805,910	-	233,119	998,010	130,000
Retirement [c,g]	-	1,805,910	-	233,119	1,081,817	-
Death [d], [g]	300,000	3,058,002	898,793	639,994	1,722,817	-
Disability [e], [g]	-	2,634,860	62,992	1,508,060	1,545,808	-
Termination without cause or termination by the NEO for good reason [f,g]	717,590	5,621,394	978,027	940,285	2,494,786	-

[a]

Includes the present value of accrued pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

[b]

Includes the present value of accrued pension and SERP benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

[c]

For each NEO except for Ms. McDermott, the amounts are equal to the voluntary termination scenario because no NEO except for Ms. McDermott is eligible for retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2011.

[d]

Includes the present value of the following payments and benefits: a) accrued Pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction, b) accrued SERP benefits payable to the surviving spouse, if applicable, which shall be payable over time in the form of an annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which amounts represent a 50% early benefit commencement reduction, c) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which Lumos Networks pays the premiums and which is a benefit provided to all full-time employees and e) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.

[e]

Includes the present value of the following payments and benefits: a) accrued Pension benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction, b) accrued SERP benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination for those participating NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction and c) long-term disability coverage until age 65, which is a benefit provided for all Lumos Networks full-time employees and which is a liability of Lumos Networks’ long-term disability provider. The net present value of the long-term disability coverage reported in the table would be reduced by the net present value of social security benefits beginning at age 55.

[f]

Includes the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) TIP payment for the severance period, (d) continued participation in the welfare benefit plans during the termination period, (e) participation in the post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan (other than Mr. Keller), (f) accrued Pension benefit, if applicable, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction, (g) accrued SERP benefit, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above and (h) the market value of shares of restricted stock held by our NEOs which vesting would be accelerated, as described above.

[g]

In addition to the payments included above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Company’s policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with Lumos Networks employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

[h]	The Company paid Frank Berry $130,000 in termination benefits upon his separation from the Company on December 15, 2011.

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risk;

•	our compliance with laws and regulations; and,

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Audit Committee operates under a written charter. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors. The Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of three non-employee directors: Mr. Vaughn (Chairperson), Mr. Guth and Mr. Robinson. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Messrs. Robinson and Vaughn are each an “audit committee financial expert,” as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements set forth in the NASDAQ Listing Standards.

 Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. The Board of Directors shall designate the Chairperson of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met one time during 2011. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following for the year ended December 31, 2011:

Documents/Reports Review

1.        Reviewed and discussed our annual financial statements, management’s updates on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2.        Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Report on Form 10-Q for the third quarter 2011 and Annual Report on Form 10-K . Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3.        Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for 2012. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm’s responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with KPMG LLP that firm’s independence with respect to NTELOS.

4.        Approved all fees and other compensation paid to KPMG LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of KPMG LLP.

5.        Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

Financial Reporting Process

6.        In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7.        Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

8.        Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9.        Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

10.        Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

Based on the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Submitted by: Audit Committee

Jerry E. Vaughn (Chairperson)
Robert E. Guth
Michael K. Robinson

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2 – NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 22 to 52 of this proxy statement.

The 2011 compensation programs for our executive officers were implemented by NTELOS’s compensation committee in February 2011 prior to the Separation. Beginning in 2012 our Compensation Committee designs our compensation program for our named executive officers to reward the achievement of our short-term and long-term objectives. The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The Compensation Committee also selects and engages a third party compensation consultant to assist in developing compensation programs and determining annual executive compensation.

Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable. The Compensation Committee believes our compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, the other related tables and accompanying narrative, set forth on pages 22 to 52 of the proxy statement.”

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – PROPOSAL REGARDING THE FREQUENCY OF THE NON-BINDING

STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

Pursuant to the SEC rules, no less frequently than once every three years, we will include in the proxy materials for a meeting of stockholders where executive compensation disclosure is required by the SEC rules, an advisory resolution subject to a non-binding stockholder vote to approve the compensation of our named executive officers. The approval of this resolution is included as Proposal 2 in this proxy statement.

We are requesting your vote to advise us of whether you believe this non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

We currently believe that a non-binding stockholder vote on executive compensation should occur every year. We believe that a one-year frequency provides a high level of accountability and communication by enabling the non-binding stockholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of stockholders.

We believe that providing the vote every two or three years may prevent stockholders from communicating in a meaningful and coherent manner. For example, we may not know whether the stockholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, the implications of the stockholder vote could be difficult to discern.

If the non-binding vote on executive compensation will occur every year, a resolution subject to non-binding stockholder vote to approve the compensation of our named executive officers will be presented in the proxy materials for the 2013 Annual Meeting of Stockholders.

For the reasons stated above, the Board of Directors is recommending a vote for a one-year frequency for the non-binding stockholder vote to approve the compensation of our named executive officers. Note that stockholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency or stockholders may abstain from voting on the proposal.

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future compensation decisions as it deems appropriate.

The Compensation Committee has recommended and the Board of Directors has approved a policy set forth in our Corporate Governance Guidelines pursuant to which we will include in future proxy statements the non-binding stockholder vote to approve the compensation of our named executive officers based upon the frequency receiving a plurality of the votes cast in the most recent vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A “ONE-YEAR” FREQUENCY FOR THE NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2012. We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2011. It is expected that a representative of KPMG LLP will be present at the 2012 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

The following is a description of the fees and expenses billed to us by KPMG LLP for services relating to the years ended December 31, 2011 and 2010.

	2011(1) ($)	2010 ($)
Audit fees	320,000	N/A
Audit-related fees	-	N/A
Tax fees	-	N/A
All other fees	-	N/A
Total	320,000	N/A

(1)	This table excludes the amounts paid by NTELOS prior to the spin-off which relate to certain audit services related to our registration statement on Form 10 filed with the Securities and Exchange Commission in connection with the Separation.

Audit Fees

Audit fees generally include fees and expenses paid by us to KPMG LLP in connection with the annual audit of our consolidated financial statements, KPMG LLP’s review of our interim financial statements and KPMG’s review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors.

Audit Related Fees

KPMG LLP did not perform any audit related services for us during the year ended December 31, 2011.

Tax Fees

KPMG LLP did not perform any tax services for us during the year ended December 31, 2011.

All Other Fees

KPMG LLP did not perform any other services for us during the year ended December 31, 2011.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2012 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2012 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of Lumos Networks will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by December 2, 2012.

Stockholders may bring business before the annual meeting only in accordance with the provisions of our bylaws, which require, among other things, that notice be given to us. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements. Requests should be directed to Lumos Networks Corp., One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Director—Investor

Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.lumosnetworks.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to the Director—Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report on Form 10-K, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Director—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

	James A. Hyde	Michael B. Moneymaker
	Chief Executive Officer	President
Waynesboro, Virginia
March 27, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMOS

NETWORKS CORP.

The undersigned stockholder(s) of Lumos Networks Corp., a Delaware corporation (“Lumos Networks”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for Lumos Networks’ 2012 Annual Meeting of Stockholders, and hereby appoints Michael B. Moneymaker and Harold L. Covert, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of NTELOS to be held at 9:00 a.m. (local time) on Thursday, May 17, 2011, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR A “ONE YEAR” FREQUENCY FOR PROPOSAL 3 BELOW AND “FOR” THE OTHER PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to New York Life (the “Trustee”) for any shares held on your behalf in the Lumos Networks Savings and Security Plan. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in such plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 am Eastern Time on May 16, 2012.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lumos Networks Corp., Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

- Detach and return this portion only –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A “ONE YEAR” FREQUENCY” FOR PROPOSAL 3 LISTED BELOW AND “FOR” THE OTHER PROPOSALS 1, 2 AND 4 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.	Election of Directors:

	FOR	AGAINST	ABSTAIN
Steven G. Felsher	☐	☐	☐
Robert E. Guth	☐	☐	☐
Michael Huber	☐	☐	☐
James A. Hyde	☐	☐	☐
Michael B. Moneymaker	☐	☐	☐
Julia B. North	☐	☐	☐
Michael K. Robinson	☐	☐	☐
Jerry E. Vaughn	☐	☐	☐

2.	Approval of a non-binding advisory resolution approving the compensation of Lumos Networks’ named executive officers.

☐  FOR                     ☐  AGAINST                         ☐  ABSTAIN

3.	Non-binding advisory vote as to the frequency of the nonbinding stockholder vote to approve the compensation of Lumos Networks’ named executive officers.

☐  ONE-YEAR        ☐  TWO-YEARS ☐  THREE-YEARS        ☐  ABSTAIN

4.	Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as Lumos Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐  FOR                     ☐  AGAINST                         ☐  ABSTAIN

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING ☐

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders, whose stock is held in street name with a financial institution, must bring a copy of a statement from such financial institution indicating your ownership of Lumos Networks common stock.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature	Signature if held jointly	Dated	, 2012

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.